SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Global Crossing Limited

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April 29, 2008

Dear Shareholder:

The Board of Directors cordially invites you to attend the 2008 Annual General Meeting of Shareholders, which we will hold at 9:00 a.m., Eastern Daylight Time, on June 24, 2008 at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey.

The Notice of 2008 Annual General Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The annual report for the year ended December 31, 2007 is also enclosed.

It is important that your shares be represented at the Annual General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

LODEWIJK CHRISTIAAN VAN WACHEM

Chairman of the Board of Directors

Notice of 2008 Annual General Meeting of Shareholders

We will hold the 2008 Annual General Meeting of Shareholders (the “annual meeting”) of Global Crossing Limited (“Global Crossing”) at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey, on June 24, 2008, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

To receive the report of the independent registered public accounting firm of Global Crossing and the financial statements for the year ended December 31, 2007 and to take action on the following proposals:

1.	To elect two members of the Board of Directors;

2.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2008 and to authorize the Audit Committee to determine their remuneration; and

3.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on April 25, 2008, which has been fixed as the record date for notice of the annual meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the annual meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

MITCHELL C. SUSSIS

Secretary, Senior Vice President & Deputy General Counsel

April 29, 2008

GLOBAL CROSSING LIMITED

2008 PROXY STATEMENT

2008 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board” or “Board of Directors”) of Global Crossing Limited, a Bermuda company (“GCL” or the “Company”), is soliciting your proxy for use at the Annual General Meeting of Shareholders to be held on June 24, 2008 (the “annual meeting”). These proxy materials are being mailed to shareholders beginning on or about April 29, 2008.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Date, Time and Place

We will hold the Annual General Meeting at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey, on June 24, 2008 at 9:00 a.m., Eastern Daylight Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on April 25, 2008 are eligible to vote at the annual meeting. As of April 14, 2008, we had outstanding 55,467,584 shares of common stock, par value U.S. $0.01 per share, and 18,000,000 shares of 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”), par value U.S. $0.10 per share. As of April 14, 2008, all of the Senior Preferred Shares and 29,356,431 common shares were held by a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), representing 64.5% of the shares eligible to vote at the Annual General Meeting. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on each proposal described in this proxy statement. Although the holders of the common shares and Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the 2008 annual meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on June 24, 2008

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the internet free of charge at www.edocumentview.com/glbx. Our proxy materials include this proxy statement and our 2007 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2007.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50 percent of the votes of all outstanding common shares and Senior Preferred Shares will constitute a quorum at the annual meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under applicable stock exchange rules, we believe that nominees will generally have discretionary voting power with respect to Proposals 1 and 2 set forth below.

Approval of each of the proposals set out below requires the affirmative vote of at least a simple majority of the votes cast. Abstentions and broker “non-votes,” if any, will not affect the voting results, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can vote by proxy in any one of the three following ways: over the internet; by telephone; or by completing, signing, dating and returning a proxy card. All common shares represented by a proxy properly delivered by the shareholder of record and received by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), (1) by 2:00 a.m., Eastern Daylight Time, on June 24, 2008, if you are voting over the internet or by telephone, or (2) by 5:00 pm., Eastern Daylight Time, on June 23, 2008, if you are voting by proxy card, will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the annual meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or, in the case of a corporation, its authorization of a representative, before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the meeting; (2) by submitting a new proxy via the internet or by telephone to Computershare by 2:00 a.m., Eastern Daylight Time, June 24, 2008; (3) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 5:00 p.m., Eastern Daylight Time, June 23, 2008; or (4) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the annual meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $1,500 plus disbursements. Computershare has agreed to assist us in connection with the tabulation of proxies.

2007 Audited Financial Statements

Under our bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the annual meeting consolidated financial statements for the fiscal year 2007, which have been audited by Ernst & Young LLP. Copies of those financial statements are included in our 2007 Annual Report to Shareholders (the “Annual Report”), which is attached to this proxy statement. Representatives of Ernst & Young LLP are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to our 2007 audited financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Our bye-laws provide that ST Telemedia and any of its subsidiaries that are shareholders of the Company from time to time (the “STT Shareholder Group”) will be able to appoint up to eight (8) directors to our Board based upon the STT Shareholder Group’s percentage ownership of our shares at any given time. Specifically, for so long as the STT Shareholder Group owns both Global Crossing common shares and Senior Preferred Shares representing in the aggregate not less than the percentages set forth below of our outstanding common shares calculated on a fully diluted basis, the STT Shareholder Group will be entitled to appoint the numbers of Directors indicated below to our Board, holding office at any one time, each for a term of three years (which can be renewed).

Percentage of Fully Diluted Common Shares	Number of Director Designees
50% or more	8
At least 35%	6
At least 20%	4
At least 5% (or, if less, 50% of the aggregate number of common shares (calculated on an as-converted basis) acquired by the STT Shareholder Group on December 9, 2003).	2

If the share ownership percentage of the STT Shareholder Group at any time falls below one of the thresholds specified above, then the term of office of the number of Directors that the STT Shareholder Group is no longer entitled to appoint shall terminate at the following meeting of Shareholders (whether annual or special).

In addition, for so long as the STT Shareholder Group is entitled to appoint at least two Directors, a Director designated by the STT Shareholder Group shall serve as (i) Chairman of the Board, (ii) Chairman of the Audit Committee (to the extent permitted by applicable stock exchange rules), (iii) Chairman of the Compensation Committee, (iv) Chairman of the Executive Committee and (v) Chairman of the Nominating and Corporate Governance Committee.

In addition to the STT Shareholder Group’s Director designation rights above, the STT Shareholder Group may elect additional directors due to its holdings of 64.5% of the shares eligible to vote at the Annual General Meeting.

The following table sets forth the names, ages and positions of our Directors, Executive Committee members and executive officers. Additional biographical information concerning these individuals is provided in the text following the table. The Directors’ committee assignments are also set forth below, with the committees further discussed below under “Board Meetings and Committees.”

Name	Age	Position
Lodewijk Christiaan van Wachem	76	Chairman of the Board of Directors [5]
Peter Seah Lim Huat	61	Vice Chairman of the Board of Directors [4]
E.C. “Pete” Aldridge, Jr.	69	Director [1,2,3]
Archie Clemins	64	Director [2,4]
Donald L. Cromer	72	Director [2,5]
Richard R. Erkeneff	72	Director [2,3]
Lee Theng Kiat	55	Director [1,4,5]
Charles Macaluso	64	Director [1,3]
Michael Rescoe	55	Director [3]
Robert J. Sachs	59	Director [4,5]
Steven T. Clontz	57	Member of Executive Committee
Jeremiah D. Lambert	73	Member of Executive Committee
John J. Legere	50	Chief Executive Officer [1]
Héctor R. Alonso	50	Managing Director, Global Crossing Latin America
Neil Barua	30	Chief Administrative Officer
Gary Breauninger	40	Chief Marketing Officer
David R. Carey	54	Executive Vice President, Strategy and Corporate Development
Anthony D. Christie	47	Managing Director, Global Crossing UK and Europe and Executive Vice President
Daniel J. Enright	48	Executive Vice President, Global Operations
Robert A. Klug	40	Chief Accounting Officer
Jean F.H.P. Mandeville	48	Executive Vice President and Chief Financial Officer
John B. McShane	46	Executive Vice President and General Counsel
John R. Mulhearn, Jr.	57	Executive Vice President, Global Access Management
Daniel J. Wagner	43	Executive Vice President, Enterprise Sales and Collaboration Services

[1]	Member, Executive Committee
[2]	Member, Government Security Committee
[3]	Member, Audit Committee
[4]	Member, Compensation Committee
[5]	Member, Nominating and Corporate Governance Committee

Director Nominees

The terms of the following two directors will expire at the annual meeting, and they have been nominated for re-election by the Board of Directors for a term expiring at the 2009 Annual General Meeting of Shareholders.

Charles Macaluso—Mr. Macaluso has served as a Director of Global Crossing since December 2003. He is a founding principal and the chief executive officer of Dorchester Capital Advisors (formerly East Ridge Consulting, Inc.), a management consulting and corporate advisory firm founded in 1996. From March 1996 to June 1998, Mr. Macaluso was a partner at Miller Associates, Inc., a company principally involved in corporate workouts. From 1989 to 1996, Mr. Macaluso was a partner at The Airlie Group, LLP, a fund specializing in leveraged buyout, mezzanine and equity investments. Mr. Macaluso currently serves as a member of the board of Lazy Days, RV, as the lead director of Darling International, and as the chairman of the board of Geo Specialty Chemical and Global Power Equipment Group.

Michael Rescoe—Mr. Rescoe has served as a Director of Global Crossing since December 2003. He has served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately held company, since November 2006. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company, since 1997. For over a dozen years prior to that Mr. Rescoe was a senior investment banker with Kidder, Peabody and a senior managing director of Bear Stearns specializing in strategy and structured financing.

Directors of the Company with Terms to Expire at the 2010 Annual General Meeting of Shareholders

The initial three year term of the following directors was scheduled to expire at the annual meeting and the STT Shareholder Group reappointed the eight members to a term of three years, expiring at the Annual General Meeting of Shareholders in 2010.

Lodewijk Christiaan van Wachem—Mr. van Wachem has served as a Director of Global Crossing since December 2003. He is currently a member of the board of directors of ATCO (Canada) Ltd. (energy and logistics). He was chairman of the board of directors of Zurich Financial Services from 1993 through April 2005 and was chairman of the supervisory board of Royal Philips Electronics N.V. from 1993 through March 2005. He became a director of Royal Dutch Shell Group in 1977, president in 1982 and chairman of the committee of managing directors in 1985. He served in that capacity until 1992, when he was appointed chairman of the supervisory board of the Royal Dutch Petroleum Company, a position he held through July 2002. Until 2002 he also served on the supervisory boards of Akzo Nobel, BMW and Bayer, as well as on the board of directors of International Business Machines Corp.

Peter Seah Lim Huat—Mr. Seah has served as vice chairman of the Board of Directors of Global Crossing since December 2003. Since January 2005 he has been a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited (investment company) and since November 2004 he has been a Deputy Chairman on ST Telemedia’s board of directors. From December 2001 until December 2004 he was president and chief executive officer of Singapore Technologies Pte Ltd (“ST”) and also a member of its board of directors. Before joining ST in December 2001, he was a banker for the prior 33 years, retiring as vice chairman & chief executive officer of Overseas Union Bank in September 2001. Mr. Seah is chairman of SembCorp Industries Limited, Singapore Technologies Engineering Ltd and Singapore Computer Systems Limited. Presently, he also sits on the boards of CapitaLand Limited, Chartered Semiconductor Manufacturing Ltd, StarHub Ltd (“StarHub”) and STATS ChipPAC Ltd. Mr. Seah also serves on the boards of the Government of Singapore Investment Corporation, PT Indosat Tbk and Siam Commercial Bank Public Company Limited. He is also the vice president of the Singapore Chinese Chamber of Commerce & Industry and the honorary treasurer of Singapore Business Federation Council.

E.C. “Pete” Aldridge, Jr.—Mr. Aldridge has served as a Director of Global Crossing since December 2003. He currently serves on the boards of Lockheed Martin Corporation (systems integrator, information technology) and Alion Science and Technology Corporation (technology). From May 2001 until May 2003, Mr. Aldridge served as Under Secretary of Defense for Acquisition, Technology, and Logistics. In this position, he was responsible for all matters relating to U.S. Department of Defense acquisition, research and development, advanced technology, international programs, and the industrial base. Prior to this appointment, Mr. Aldridge served as chief executive officer of Aerospace Corporation from March 1992 through May 2001; president of McDonnell Douglas Electronic Systems from December 1988 through March 1992; and Secretary of the Air Force from June 1986 through December 1988. Mr. Aldridge has also held numerous other senior positions within the Department of Defense.

Archie Clemins—Mr. Clemins has served as a Director of Global Crossing since December 2003. He has been, since January 2000, the owner and president of Caribou Technologies, Inc., and, since November 2001, co-owner of TableRock International LLC, both international consulting firms, and concentrates on the transition of commercial technology to the government sectors, both in the United States and Asia. In addition to serving on the boards of other technology and venture capital concerns, Mr. Clemins is a Limited Partner with Highway 12 Ventures and is the chairman of Advanced Electron Beams, Inc., which focuses on low energy electron beam technology. As an officer of the United States Navy from 1966 through December 1999, Mr. Clemins’ active duty service included command of the attack submarine USS Pogy. Promoted to Flag (General Officer) rank in 1991, he had five follow-on assignments, including Commander, Pacific Fleet Training Command in San Diego, California and Commander, Seventh Fleet, headquartered in Yokosuka, Japan. Mr. Clemins concluded his military career in Hawaii as an Admiral and the 28th Commander of the U.S. Pacific Fleet.

Donald L. Cromer—Mr. Cromer has served as a Director of Global Crossing since December 2003. He currently acts as a consultant to the U.S. Department of Defense, the United States Air Force, Booz Allen Hamilton Inc. (a strategy and technology consulting firm) and the Institute for Defense Analysis. He currently serves as chairman of the board of trustees for the Aerospace Corporation and is a member of the Corporation of Draper Laboratory, Inc. (a not-for-profit laboratory for applied research, engineering development, education, and technology transfer). He also serves on the boards of the following private companies: Universal Space Network, Vadium, Inc., and Innovative Intelcom Industries. He is also affiliated with the California Space Authority. General Cromer’s military career in the Air Force spanned 32 years. He retired in 1991 as the Commander of Space Division, Los Angeles, California (the satellite, missile and launch vehicle acquisition center for the Air Force). Subsequent to his retirement, he joined Hughes Space and Communications Company and served as president from 1993 to 1998.

Richard R. Erkeneff—Mr. Erkeneff has served as a Director of Global Crossing since December 2003. He was, from October 1995 until August 2003, president and chief executive officer of United Industrial Corporation (“UIC”), a company focused on the design and production of defense, training, transportation and energy systems. Mr. Erkeneff also served as a director of UIC from October 1995 to May 2005. In addition, Mr. Erkeneff was chief executive officer of AAI Corporation (“AAI”), a wholly-owned subsidiary of UIC responsible for the design, manufacture, testing and support of advanced Tactical Unmanned Aerial Vehicles, from November 1993 until August 2003, and president of AAI from November 1993 to January 2003. Prior to joining AAI, Mr. Erkeneff held positions as senior vice president of the Aerospace Group at McDonnell Douglas Corporation, and president and executive vice president of McDonnell Douglas Electronics Systems Company.

Lee Theng Kiat—Mr. Lee has served as a Director of Global Crossing since December 2003. He has been president and chief executive officer of ST Telemedia since 1994. He joined ST in 1985 and has held various senior ST positions including directorships in Legal and Strategic Business Development. In 1993, following ST’s decision to enter the telecommunications sector, Mr. Lee spearheaded the creation of ST Telemedia as a new business area for ST. Mr. Lee, a lawyer by training, began his career as an officer of the Singapore Legal Service, remaining with that entity for more than eight years. Mr. Lee also serves on the board of directors of several publicly listed companies including StarHub and TeleChoice International Limited and on the board of commissioners of PT Indosat Tbk.

Robert J. Sachs—Mr. Sachs has served as a Director of Global Crossing since December 2003. He has been a principal of Continental Consulting Group, LLC, a Boston, Massachusetts based consulting firm serving the cable television industry, since February 2005, having previously held that same position from January 1998 through July 1999. From August 1999 through February 2005, Mr. Sachs was president and chief executive officer of the National Cable & Telecommunications Association (NCTA), the principal trade association of the cable industry in the United States, representing cable television operators, program services, and equipment and service providers. Prior to co-founding Continental Consulting Group in 1998, Mr. Sachs served in various legal and executive capacities for Continental Cablevision, Inc. and its successor, MediaOne, for 18 years. Mr. Sachs serves as a director of StarHub, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. Mr. Sachs also serves as a director of Big Band Networks, Inc., a supplier of hardware and software technology to the cable and telephone industries. In addition, Mr. Sachs serves as a trustee of the Dana-Farber Cancer Institute, the Citi Performing Arts Center and WGBH Educational Foundational and is chairman of the board of the National Coalition for Cancer Survivorship.

Executive Committee Members

Steven T. Clontz—Mr. Clontz has served as a member of the Executive Committee of Global Crossing since December 2003 and is chief executive officer of StarHub, having joined StarHub in that capacity in January 1999. Mr. Clontz has also served as a director of StarHub since 1999. From December 1995 through December 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems, based in New York City. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz currently serves as a director of Interdigital Communications Corporation, Equinix and LiveCargo. Mr. Clontz began his career as an engineer with Southern Bell in 1973.

Jeremiah D. Lambert—Mr. Lambert has served as a member of the Executive Committee of Global Crossing since December 2003 and served the Company’s predecessor as co-chairman of the Board, chaired its audit committee and special committee on accounting matters, and also served as a member of its compensation committee until December 2003. A Global Crossing director since April 2002, Mr. Lambert served as chairman of the board of directors of the Company’s former subsidiary, Asia Global Crossing, Ltd. (“Asia Global Crossing”), from September 2002 through March 2003. As a founder and partner in Lambert & Ihm LLP, a Washington D.C. law firm, Mr. Lambert is a nationally known lawyer whose practice has focused on corporate clients in regulated industries, including those in the electricity, natural gas and telecom sectors. Mr. Lambert served as a senior partner in Shook, Hardy & Bacon L.L.P. from December 1997 until April 2002, when he withdrew to join the Company’s predecessor’s board of directors. Prior to that date, Mr. Lambert was the co-founder and chair of Peabody, Lambert & Meyers, P.C., a law firm in Washington, D.C. Mr. Lambert began his legal practice at Cravath, Swaine & Moore in New York City and is a frequent lecturer and author on legal topics.

John J. Legere—Mr. Legere has been chief executive officer of Global Crossing since October 2001 and has served as a member of the Executive Committee of the Board since December 2003. He also served as a director of the Company’s predecessor from October 2001 through December 2003. He served as president and chief executive officer of Asia Global Crossing from February 2000 until January 2002. Mr. Legere has two decades of experience in the telecommunications industry. Prior to joining Asia Global Crossing, he was senior vice president of Dell Computer Corporation and president for Dell’s operations in Europe, the Middle East and Africa from July 1999 until February 2000, and president, Asia-Pacific for Dell from June 1998 until June 1999. From April 1994 to November 1997, Mr. Legere was president and chief executive officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, he was president of worldwide outsourcing at AT&T Solutions.

Other Executive Officers of the Company

Héctor R. Alonso—Mr. Alonso was named managing director of Global Crossing’s Latin American region in May 2007, after Global Crossing’s acquisition of Impsat Fiber Networks, Inc. As managing director, Mr. Alonso oversees Global Crossing’s strategy and operations across Latin America. His responsibilities include leading the region in achieving its business goals and ensuring that Global Crossing’s newly expanded presence in Latin America is closely aligned with the global organization. Prior to the acquisition by Global Crossing, Mr. Alonso served as chief financial officer of Impsat, in which capacity he was responsible for finance, administration, planning, human resources and information management systems. Prior to becoming chief financial officer in June 2002, Mr. Alonso served as Impsat’s chief operating officer in Latin America and the U.S. and president of its Colombian operations. Prior to his tenure at Impsat, Mr. Alonso was managing director of Lime S.A., a waste management company in Colombia, and held other key positions in the Pescarmona group of companies.

Neil Barua—Mr. Barua has been chief administrative officer of Global Crossing since January 2007, leading the office of the chief executive officer (“CEO”) and human resources department. In addition, he co-manages the Global Crossing Operational Performance unit, overseeing all functional reviews, planning and performance metrics globally. Mr. Barua has previously served in many capacities at Global Crossing since 2000, including as a regional sales vice president from December 2005 through January 2007, vice president conferencing from November 2003 until December 2005 and general manager of conferencing from March 2003 through October 2003. Prior to joining Global Crossing, Mr. Barua was a New York City based investment banker at Merrill Lynch in the firm's global telecommunications group. Mr. Barua holds a B.S. in economics and finance with a minor in political science from Stern School of Business at New York University.

Gary Breauninger—Mr. Breauninger was named Global Crossing's chief marketing officer in April 2007, overseeing Global Crossing's marketing and communications organization globally, including development, positioning and management of products and services, pricing, strategic marketing, market development and communications. In addition to his marketing responsibilities, Mr. Breauninger co-manages a group overseeing all functional reviews, planning and performance metrics globally. Prior to his current position, Mr. Breauninger was senior vice president for planning and business finance from October 2002 through April 2007, in which capacity he oversaw Global Crossing's financial reporting, business planning initiatives and cash management strategies. Mr. Breauninger served as vice-president global financial and strategic planning from April 2002 until October 2002 and vice president in product management in support of business development, investment analysis and product realization from February 2000 until March 2002. Mr. Breauninger joined Global Crossing from AT&T where he held several roles in sales, sales operations, customer care and finance. He most recently served as AT&T's senior financial director for business services.

David R. Carey—Mr. Carey was named executive vice president, strategy and corporate development of Global Crossing in November 2003. From March 2002 through November 2003, Mr. Carey served as executive vice president, enterprise sales, where he was responsible for overseeing all sales and marketing activities relating to our enterprise customers. From September 1999 through March 2002, Mr. Carey served in numerous capacities at Global Crossing, including senior vice president-operations planning from January 2002 through March 2002; senior vice president-network planning and development, from December 2000 through January 2002; senior vice president-business and network development from January 2000 through December 2000; and senior vice president-business development from September 1999 through January 2000. Before Global Crossing’s acquisition of Frontier Corporation (“Frontier”) in September 1999 (the “Frontier Acquisition”), Mr. Carey served as senior vice president, marketing and chief marketing officer for Frontier’s business lines from October 1997 through September 1999. Prior to that, Mr. Carey spent seven years in the energy industry, serving as president & chief executive officer of LG&E Natural Inc., and various executive positions at Louisville Gas and Electric Company, both subsidiaries of LG&E Energy Corp. based in Louisville, Kentucky. Mr. Carey began his career with AT&T. During his 15 years there, he held a wide range of executive positions in marketing, sales, operations and personnel.

Anthony D. Christie—Mr. Christie was named managing director, Global Crossing UK in March 2007 and managing director, Europe in April 2007. Mr. Christie has served as executive vice president from November 2003 and was chief marketing officer of Global Crossing from November 2003 through April 2007. From February 2002 through November 2003, Mr. Christie served as senior vice president, global product management, having previously served as senior vice president, business integration and strategic planning from November 2001. Prior to joining Global Crossing, Mr. Christie was vice president, business development and strategic planning for Asia Global Crossing from March 2000 through October 2001. Prior to joining Asia Global Crossing, Mr. Christie was general manager and network vice president at AT&T Solutions from November 1999 through March 2000, having also held the position of Global Sales and Operations vice president in AT&T’s outsourcing division from June 1998 through November 1999. From June 1997 through June 1998, Mr. Christie was a Sloan Fellow at MIT. Prior thereto, Mr. Christie held positions in AT&T’s International Operations Division that included an assignment as the regional managing director for the Consumer Markets Division in Asia.

Daniel J. Enright—Mr. Enright was named executive vice president, operations in June 2003. In this role, Mr. Enright is responsible for Global Crossing’s customer service, engineering, operations and global information systems. Mr. Enright is also responsible for managing our network capital, operating expenses and third party maintenance expenses. Mr. Enright has held other positions at Global Crossing, including senior vice president—global network engineering and operations from March 2002 through June 2003; vice president—global service operations from June 2001 through March 2002; vice president North America engineering and field operations from July 2000 through June 2001; and vice president—North America network and field operations from April 1999 through July 2000. Mr. Enright joined Global Crossing following the Frontier Acquisition, where he had served since October 1996 as vice president for network operations and service provisioning. In that role, he led the network operations and service provisioning team during the construction of Frontier’s nationwide fiber-optic network. Prior to Frontier, Mr. Enright held various engineering and operations positions at Highland Telephone and Rochester Telephone.

Robert Klug—Mr. Klug was named chief accounting officer of Global Crossing in December 2005. Previously, he held senior roles in the Company’s finance department including vice president, cost of access finance from June 2004 through December 2005, vice president, financial operations from September 2001 through June 2004, chief financial officer Americas from December 2000 through September 2001, chief financial officer, subsea operations from December 1998 through December 2000 and chief accounting officer from 1997 through December 1998. Prior to joining Global Crossing, Mr. Klug spent eight years as an auditor with PricewaterhouseCoopers.

Jean F.H.P. Mandeville—Mr. Mandeville was named executive vice president and chief financial officer of Global Crossing in February 2005. Mr. Mandeville served as a member of our Executive Committee from December 2003 to January 2005. Mr. Mandeville was chief financial officer of ST Telemedia from July 2002 through January 2005. From 1992 to June 2002, Mr. Mandeville served in various capacities at British Telecom PLC, including president of Asia Pacific from July 2000 to June 2002, director of international development Asia Pacific from June 1999 to July 2000 and general manager, special projects from January 1998 to July 1999. Mr. Mandeville also previously served on the board of directors of SmarTone HK and LGT Korea, both public companies.

John B. McShane—Mr. McShane was named executive vice president and general counsel of Global Crossing in March 2002. Mr. McShane oversees and manages all of our legal matters. Mr. McShane also serves as the chairman of the board of directors of Global Crossing (UK) Telecommunications Ltd. Mr. McShane joined Global Crossing in February 1999 as our European assistant general counsel where he oversaw and managed legal affairs for the European region, including the buildout of our PEC network. As assistant general counsel he also had responsibility for the oversight of worldwide sales and telecommunications network outsourcing transactions for Global Crossing’s Solutions business unit and major vendor supply agreements. Prior to joining Global Crossing, Mr. McShane spent twelve years at several international law firms, including positions as an associate at Simpson Thacher & Bartlett from 1987 through 1996 and as senior counsel at Shearman and Sterling, Cadwalader, Wickersham & Taft, and Brown & Wood, where his main focus was on representing major commercial banks, financial institutions and corporations in connection with a broad range of their corporate, commercial and financing activities.

John R. Mulhearn, Jr.—Mr. Mulhearn has served as executive vice president, global access management since June 2005, previously serving as senior vice president, global wholesale voice and access management from October 2004 through December 2006. He is accountable for securing agreements and managing the cost structure for all global long haul and local access (switched and special) capabilities in support of Global Crossing’s carrier and enterprise customer segments, as well as for network infrastructure requirements. Previously he served as senior vice president of global access management from May 2002 until September 2004, vice president, global access management from March 2002 until May 2002, vice president North America carrier relations from June 2001 through March 2002 and vice president operations from March 2000 through June 2001. Prior to joining Global Crossing, Mr. Mulhearn previously worked for 28 years at AT&T. During his tenure at AT&T, he held positions in sales, marketing, operations, regulatory, outsourcing and human resources. In 1993, he took an assignment in Canada to work for Unitel Communications Inc. (partially owned by AT&T) as senior vice president of sales and marketing. In that role, Mr. Mulhearn was responsible for government, national and regional commercial accounts.

Daniel J. Wagner—Mr. Wagner was named Executive Vice President, Enterprise Sales and Collaboration Services in January 2007, overseeing sales activities for non-carrier customers worldwide. Prior to his current position, Mr. Wagner served as chief information officer and executive vice president—business infrastructure of Global Crossing since January 2004, continuing in a dual role until May 2007. As chief information officer, Mr. Wagner oversaw our global information technology function, including operations, telecommunications, development, security, and technology integration. Mr. Wagner served as chief information officer and senior vice president—business information from August 2002 through December 2003. From March 2002 through August 2002 Mr. Wagner served as senior vice president of information technology, real estate, procurement and vendor management. Mr. Wagner also served as president of Global Crossing Europe from October 2001 through March 2002 and managing director of Global Crossing UK from January 2001 through October 2001. Mr. Wagner served Global Crossing as vice president of business integration for North America following the Frontier Acquisition. While at Frontier, he held several other key management positions, including senior director of finance and integration, and vice president of service delivery. Before joining Frontier in 1994, Mr. Wagner was a management consultant for Andersen Consulting and his own independent firm for several years.

BOARD MEETINGS AND COMMITTEES

The Board and various Committees of the Board met numerous times during 2007. The Board held nine meetings, three of which were telephonic and six of which were “in-person”. The Audit Committee met eight times, with five telephonic and three “in-person” meetings. The Compensation Committee met nine times, with two telephonic and seven “in-person” meetings. The Government Security Committee met seven times, with two telephonic and five “in-person” meetings. The Nominating and Corporate Governance Committee held one “in-person” meeting and the Executive Committee did not meet in 2007. All of our Directors attended at least 75% of the meetings of the Board and the Committees of which they are members.

We have adopted an ethics policy that applies to all of our Directors, officers (including the CEO and the CFO) and employees. The policy, together with the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee and Government Security Committee, can be found on our website at www.globalcrossing.com , or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. If a waiver of our ethics policy is granted to any of our Directors or executive officers, such waiver will be posted on our website within five days of that waiver being granted.

We expect and require all of our Directors to attend our annual meeting of shareholders. All of our Directors except Mr. Lee attended our 2007 annual shareholder meeting held on June 12, 2007.

In light of the STT Shareholder Group’s majority ownership of our shares, we are a “controlled company” as defined in the NASDAQ rules. As such, we are not required to comply with NASDAQ rules that require listed companies to have a majority of independent directors or nominating and compensation committees composed entirely of independent directors or to have written charters for certain committees addressing specified matters. At such time as we are no longer a “controlled company,” if ever, we will amend our committee charters, if necessary, and change the composition of our committees to ensure compliance with these NASDAQ requirements.

The five standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Government Security Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of Messrs. Rescoe (chairman), Aldridge, Erkeneff and Macaluso, all of whom satisfy the independence and other qualification requirements of NASDAQ rules. The Board has determined that Mr. Rescoe, the committee’s chairman, is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission (the “Commission”) rules. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. To carry out this purpose, the Audit Committee oversees: (A) management’s conduct of the Company’s financial reporting process, including the integrity of the financial statements and other financial information provided by the Company to governmental and regulatory bodies, to shareholders and other security holders, or to other users of such information, (B) the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements, (C) the appointment, qualifications (including independence), compensation and performance of the Company’s independent registered public accounting firm and the quality of the annual independent audit of the Company’s financial statements, (D) the performance of the Company’s internal audit function and management’s establishment and application of the Company’s systems of internal accounting and financial controls and disclosure controls, and (E) the adequacy of and adherence to (including any waivers granted to executive officers from adherence to) the Company’s code of business conduct and ethics, and such other matters as are incidental thereto. The Audit Committee also carries out other functions from time to time as assigned to it by the Board.

In carrying out its purpose, the goal of the Audit Committee is to serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function, and to provide an open avenue of communication with the Board for, and among, the independent registered public accounting firm, internal audit operations and financial and executive management.

Report of the Audit Committee

Management is responsible for the preparation of the Company’s financial statements and the independent registered public accounting firm is responsible for examining those statements. In connection with the preparation of the December 31, 2007 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as the same may be amended or supplemented); and (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same may be modified or supplemented, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that the Company’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Commission. The Audit Committee also selected Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to the rights of the shareholders under Bermuda law to appoint the auditors at the annual meeting.

THE AUDIT COMMITTEE

Michael Rescoe, Chairman

E.C. “Pete” Aldridge, Jr.

Richard R. Erkeneff Charles Macaluso

Principal Accounting Firm Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by our present principal independent registered public accounting firm, Ernst & Young LLP:

	2007	2006
Audit Fees	$7,516,000	$8,316,000
Audit Related Fees(1)	95,000	1,733,000
Tax Fees	749,000	114,000

Total	$8,360,000	$10,163,000

(1)	The 2006 amount relates primarily to fees and expenses for due diligence related to completed acquisitions.

Pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Commission Regulation S-X, the Audit Committee has adopted a pre-approval policy pursuant to which the committee delegated to its chairman the authority to approve in advance audit or non-audit services to be performed by the Company’s independent registered public accounting firm. The chairman and management are required to report any such pre-approval decision to the Audit Committee at its next scheduled meeting.

Compensation Committee

The Compensation Committee consists of Messrs. Seah (chairman), Clemins, Lee and Sachs. The primary purpose of the Compensation Committee is to discharge certain responsibilities of the Board related to the compensation of the Company’s “key employees” (as defined by the committee) and related matters. In fulfilling this purpose, the Compensation Committee performs the following functions:

•	Establishes the overall compensation philosophy and policies of the Company, subject to concurrence by the Board.

•	Annually reviews peer company market data to assess the Company’s competitive position for each significant component of key employee compensation.

•

Approves corporate goals and objectives relevant to compensation for all key employees other than the CEO and the executive vice presidents (“EVPs”), and recommends those goals and objectives for approval by the Board with respect to the CEO and the EVPs; provided that the Compensation Committee itself approves goals and objectives for awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Performance-Based Executive Compensation”).

•

Based on an evaluation of the key employees’ performance against those corporate goals and objectives, (i) approves the compensation level for each key employee other than the CEO and the EVPs and (ii) recommends to the Board the compensation level for the CEO and the EVPs; provided that the Compensation Committee itself determines all Performance-Based Executive Compensation.

•

Administers awards and compensation programs and plans intended to qualify as Performance-Based Executive Compensation, including determining performance measures and goals; setting thresholds, targets, and maximum awards; reviewing performance compared to goals; and certifying goal attainment and approving incentive payments.

•

Reviews the key employee compensation programs and equity-based compensation plans to determine whether they are properly coordinated and achieving their intended purposes and makes or recommends any appropriate modifications, including the establishment of new such programs.

•	Grants awards of shares or share options pursuant to the Company’s equity-based plans.

We review annually the overall compensation philosophy and policies for executive officers. Management assists the Compensation Committee in their oversight of the compensation of the key employees. The CEO works with the Human Resources Department and Hewitt Associates, the outside compensation advisor of the Compensation Committee, to make recommendations on each key employee’s compensation (excluding his own). The Compensation Committee has sole authority to retain or terminate the outside advisor to assist with compensation matters. The Compensation Committee’s instructions to Hewitt included the following:

•	Provide competitive market data as a reference for the Committee to consider executive compensation actions;

•	Advise the Compensation Committee on executive compensation matters that align with long-term business strategies and shareholder interests;

•	Apprise the Compensation Committee of trends and best practices associated with executive compensation; and

•	Attend Compensation Committee meetings as scheduled throughout the year, as the Compensation Committee deems appropriate.

In 2007, Hewitt participated in all scheduled Compensation Committee meetings, provided reports on competitive market compensation information, provided comment on considered compensation actions, and assisted in the design of various program enhancements.

After reviewing the recommendations made to the Compensation Committee and consulting with the outside advisor, the Committee makes its final recommendations to the Board regarding compensation of all executive vice presidents and the CEO.

Compensation Committee Interlocks and Insider Participation

Messrs. Seah, Clemins, Lee and Sachs serve on the Compensation Committee of the Board of Directors. None of these individuals had any relationships with the Company requiring disclosure under Commission rules. Mr. Seah is a member of the Temasek Advisory Panel of Temasek Holdings (Private) Limited and Deputy Chairman on ST Telemedia’s Board of Directors. Mr. Lee is president and chief executive officer of ST Telemedia. Temasek Holdings and ST Telemedia are both indirect parent entities of the Company. Mr. Sachs is a director of StarHub, a Singapore cable television and mobile telephone company in which ST Telemedia holds a control position. See “Certain Relationships and Related Transactions—Commercial Relationships Between the Company and ST Telemedia” for a description of certain relationships between the Company and ST Telemedia.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Messrs. van Wachem (chairman), Cromer, Lee and Sachs. The Nominating Committee assists the Board in fulfilling its responsibility to the shareholders by (i) identifying individuals qualified to serve as directors and recommending that the Board support the selection of the nominees for all directorships, whether such directorships are filled by the Board or the shareholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) reviewing, on a periodic basis, the overall corporate governance of the Company and recommending improvements when necessary. Our corporate governance guidelines can be found on our website at www.globalcrossing.com or can be mailed to shareholders upon written request to our Secretary at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

The Nominating Committee has the direct responsibility for the appointment, termination, compensation and oversight of search firms and recruitment consultants, if any, retained by the Company to identify and recruit new members of the Board. The Nominating Committee establishes the standards and process for the selection of individuals to serve on the Board consistent with the terms of the Network Security Agreement (as described below) and the Company’s bye-laws. The Nominating Committee may consider all factors it deems relevant, including sound judgment, business specialization, technical skills, diversity and the extent to which the candidate would fill a present need on the Board. Subject to the designation rights in the Company’s bye-laws, the Nominating Committee reviews each current member of the Board and determines or recommends to the full Board, whether such director should stand for re-election.

Executive Committee

The Executive Committee consists of Messrs. Lee (chairman), Aldridge, Clontz, Lambert, Legere, and Macaluso. The Executive Committee has the power to exercise all the powers of the Board when exigencies or practical considerations prevent the convening of the full Board in a timely manner, subject to such limitations as the Board and/or applicable law may from time to time impose. In addition, the Committee may meet to review and discuss the strategic direction of and major developments at the Company, and may advise and make recommendations to management and the Board relating to such matters.

Government Security Committee

The Government Security Committee (the “Security Committee”) consists of Messrs. Aldridge (chairman), Cromer, Clemins and Erkeneff. The Security Committee discharges those responsibilities related to the security of the Company’s domestic United States operations as are required of the Security Committee or its individual members pursuant to the terms of the Network Security Agreement (“NSA”) dated as of September 24, 2003, as amended by Amendment 1 to the Network Security Agreement, dated as of February 1, 2007, among the Company, ST Telemedia, the Federal Bureau of Investigation, the United States Department of Justice, the Department of Defense, and the Department of Homeland Security. The Network Security Agreement and Amendment 1 thereto, a copy of which is included as an exhibit to our 2002 annual report on Form 10-K and our 2007 annual report on Form 10-K, respectively, establishes processes and procedures to ensure the security of our U.S. network assets, which include transmission and routing equipment, switches and associated operational support systems and personnel (referred to in the NSA as the “Domestic Communications Infrastructure”). The Committee is comprised solely of Directors who are U.S. citizens who, if not already in possession of U.S. security clearances, must apply for U.S. security clearances pursuant to Executive Order 12968 immediately upon their appointment to the Security Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and approval of related person transactions

We review all transactions in which the company participates and in which our directors and executive officers or their immediate family members or beneficial owners of more than 5% of any class of our voting securities are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, such transactions where the amount involved $120,000 are disclosed in our proxy statement. In addition, as required by the Audit Committee Charter, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Under our bye-laws, a Director generally may not vote on any matter in which he has any material interest, although he may be counted in the quorum at the related meeting.

Commercial and other relationships between the Company and ST Telemedia

During this past year, we provided approximately $300,000 of telecommunications services to subsidiaries and affiliates of ST Telemedia. Further, during this past year we received approximately $3,400,000 of co-location services from affiliates of ST Telemedia. Additionally, during this past year, we accrued dividends and interest of $29,600,000, related to debt and the Senior Preferred Shares held by a subsidiary of ST Telemedia.

In conjunction with the establishment of the Company’s new term loan facility in May 2007, ST Telemedia agreed to subordinate its 4.7% Senior Secured Mandatory Convertible Notes due 2008 to the term loans under the facility and to convert the notes no later than September 6, 2007. As consideration for the subordination of the notes to the term loans through the conversion date, the Company agreed to pay ST Telemedia a consent fee of $7,500,000 in cash (which was paid shortly after the closing of the term loan facility) and an additional fee to be paid in common shares of the Company valued at $10,500,000 upon conversion of the notes. On August 27, 2007, ST Telemedia converted the notes into common shares of the Company. Immediately prior to such conversion, the aggregate principal amount of notes outstanding was $281,000,000, including accreted pay-in-kind interest of $31,000,000. ST Telemedia received approximately 16,580,000 common shares upon such conversion, which included the shares convertible from the notes, the shares representing the $10,500,000 consent fee, as well as shares valued at $30,000,000 representing foregone interest through the original scheduled maturity date of the notes.

ST Telemedia may cause us to register sales of its common shares, Senior Preferred Shares and all common shares or other securities which may be acquired upon the conversion of the Senior Preferred Shares, at any time.

Messrs. Lee, Seah, and Sachs, who are members of our Board of Directors, and Mr. Clontz, who is a member of our Executive Committee, are directors and officers of certain entities within the STT Shareholder Group. For further details, please see their individual biographies in the section entitled “Directors and Executive Officers”.

Settlement with Asia Global Crossing Bankruptcy Trustee

In November 2004, the bankruptcy trustee for Asia Global Crossing, a former majority-owned subsidiary of the Company now in liquidation under Chapter 7 of the U.S. Bankruptcy Code, filed a lawsuit against a number of former directors and officers of Asia Global Crossing, including the chief executive officer and certain other senior officers of the Company (collectively, the “Company Parties”). The lawsuit alleged, among other things, breaches of fiduciary duty and duty of loyalty, preferential transfers, and fraudulent conveyances, in each case arising prior to the Asia Global Crossing bankruptcy filing in November 2002. The Company was not named as a defendant in the lawsuit. To avoid adverse consequences to the Company that might result from protracted litigation of the matter, the Company entered into a stipulation of settlement on November 30, 2005 with (among others) the Asia Global Crossing bankruptcy trustee and agreed to contribute $4,000,000 to a larger settlement fund. The stipulation was approved by Judge Lynch of the U.S. District Court for the Southern District of New York on March 23, 2006. Under the terms of the settlement, the Company contributed $2,000,000 to the settlement fund in June 2006 and $2,000,000 in January 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board consists of ten members, all of whom assumed their positions as directors and committee members on December 9, 2003. Eight members were appointed by STT Crossing Ltd., our majority shareholder (“STT Crossing”), which is a member of the STT Shareholder Group. Each Director appointed by the STT Shareholder Group has a term of three years unless earlier removed by the STT Shareholder Group. The three year term of the STT Shareholder Group Directors will expire at the Annual General Meeting of shareholders in 2010. The terms of the remaining two directors, Charles Macaluso and Michael Rescoe, are scheduled to expire at this year’s annual meeting, and they have been nominated by the Board of Directors for re-election for a term expiring at the 2009 Annual General Meeting of Shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RE-ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

Except where otherwise instructed, proxies will be voted for election of each of the nominees. Should either nominee be unwilling or unable to serve as a Director, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election of another person designated by the Board, unless the Board chooses to reduce the number of Directors constituting the full Board.

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint the independent registered public accounting firm of the Company and to authorize the Audit Committee of our Board of Directors to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP (“Ernst & Young”) as independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2008. The Board is asking shareholders to approve such appointment and the authority of the Audit Committee to determine their remuneration.

Representatives of Ernst & Young are expected to attend the annual meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

APPOINTMENT OF ERNST & YOUNG LLP AND OF THE AUTHORITY OF THE AUDIT

COMMITTEE TO DETERMINE THEIR REMUNERATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read together with the corresponding compensation tables.

Executive Summary

Overview

The Company considers compensation programs holistically when establishing target total executive compensation levels based on competitive market data. These programs are designed to attract, motivate and retain our executives. We believe that total compensation should vary with our performance in achieving financial goals and should be closely aligned with our shareholders’ interests.

We review annually the overall compensation philosophy and policies for executive officers. Management assists the Compensation Committee of the Board of Directors in their oversight of the compensation of the Named Executive Officers (the “NEOs” or the “Named Executive Officers”) listed in the Summary Compensation Table below. The CEO works with the Human Resources Department and an outside compensation advisor engaged by the Committee to make recommendations on each NEO’s compensation (excluding his own). After reviewing these recommendations and consulting with the outside advisor, the Committee makes its final recommendations to the Board regarding compensation of all NEOs, including the CEO.

Compensation Philosophy

The Company’s compensation philosophy for NEOs is intended to link the compensation of such officers to measures of Company performance that contribute to increased value for Global Crossing’s shareholders. This philosophy applies to all Global Crossing employees, with a more significant level of compensation at risk as an employee’s level of responsibility increases. The philosophy takes into account the following goals:

•	Enhancing shareholder value

•	Motivating NEOs to achieve a high level of corporate results

•	Linking incentive-based compensation to performance, as measured by corporate financial goals

•	Enabling the Company to attract and retain top quality management

The Company ties incentive compensation to a group of key performance indicators which are reviewed by the Board at least quarterly. The performance indicators for 2007 involved cash use, adjusted gross margin (defined as revenue minus cost of access) in the Company’s enterprise, carrier data and indirect channels category (also referred to as our “Invest and Grow” category in our press releases pertaining to financial results), and adjusted earnings before interest, taxes, depreciation and amortization. The Company deemed these objectives to be appropriate measures of financial performance for 2007 given the stage of the Company’s development. For 2008, the Company continues to use similar performance measures for short-term incentive compensation but has modified its long-term incentive compensation program to use a measure based on total shareholder return.

The Company does not have a formal policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce their size. However, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO must reimburse the Company for any incentive-based compensation received during the 12-month period following the issuance of the noncompliant financial statements, including any profits realized from the sale of the Company’s securities.

Benchmarking

The Committee’s outside compensation advisor provides current competitive benchmarking information from companies in the telecommunications industry and in a broad array of industries. The benchmarking assessment used for 2007 compensation actions included ten telecommunications and ten “service” industry comparators of similar size.1 A regression analysis was performed to adjust the market data to reflect expected market practice at companies with a similar revenue base as ours. We target both total cash and total direct compensation at the 50th percentile of the benchmark group, which we believe is appropriate for our Company given its financial profile, growth prospects and competitive positioning. Based on a review of these benchmarking results, in 2007 the Company made salary increases for three of the NEOs and shifted a portion of total compensation away from the short-term annual bonus program to long-term incentive compensation, as described below.

From time to time we also benchmark other aspects of compensation, including benefit or perquisite program features or common practices in employment agreements and executive severance plans. In addition to external information, we review internal information intended to gauge pay equity among our executives and between our executives and our non-executive employees.

We periodically review executive compensation tally sheets with the Compensation Committee. These reviews measure a current snapshot of total annual compensation rates, accumulated stock ownership (both vested and unvested) and the Company’s liabilities associated with various termination events for each NEO. While these are not used directly to determine compensation, they are reviewed to monitor compensation programs and understand the impact of actions.

In total, we believe, based on a review of internal and external compensation and performance information, that our programs and compensation offered and paid to our NEOs are appropriate to meet our compensation philosophy and objectives, and are aligned appropriately with shareholder interests.

(1)	Telecommunication Comparators: Alcatel, ALLTEL Corporation, Avaya Inc., Brightpoint Inc., Broadwing Corporation, Cablevision Systems Corp., Charter Communications Inc., Level 3 Communications Inc, , Qwest Communications, and XO Holdings Inc. Service Industry Comparators: ADP Inc,, Acxiom Corporation, Ceridian Corporation, DST Systems Inc., Equifax Inc., Fiserv Inc., Hilton Hotels Corporation, Imation Corporation, The Thomson Corporation and Unisys Corporation. The Committee will continue to look both within the telecommunications industry and across broader industry segments to assess external benchmarks for executive compensation.

Executive Compensation Component Summary

Each component of NEO compensation emphasizes a different aspect of the Company’s compensation philosophy. The major components of compensation for NEOs are base salary, short-term performance-based incentives in the form of annual bonuses, long-term incentives in the form of equity grants, and certain financial security benefits. In addition, the Company granted special retention and motivation awards during the first quarter of 2007. Each of the major components of 2007 NEO compensation is described in more detail below.

Component	Purpose	Philosophy Statement
Base Salary	• Pay for expertise and experience • Attract and retain	• Targeted at 50th percentile of peer group • Reflective of individual experience and expertise

Short-Term Incentive	• Motivate strong financial performance • Provide annual recognition of performance	• Targeted at 50th percentile of peer group • Goals aligned with annual strategic objectives of the company

Long-Term Incentive	• Align NEOs with shareholders • Promote retention • Reward financial performance against goals	• Aligns with business strategy and performance • Level of grant based on peer group, historical grants, internal position

Retirement and Health/Welfare Benefits	• Assist in achieving financial security • Help ensure welfare safety net	• Programs consistent, regardless of level, across the organization

Severance Protection	• Protect NEOs in case of job loss • Match competitive practices to attract and retain employees	• Benefit levels based on peer group practices

Base Salary

The Company sets initial base salaries for NEOs based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal parity considerations, and historical salaries for these executives. Any adjustments in base salary for existing NEOs are raised by management for consideration by the Committee (except for the CEO, in whose case the Committee works independently with its outside advisor). Increases are determined by the Committee, subject to approval by the Board of Directors, based on the annual evaluation of competitive data and a subjective assessment of the individual’s performance, contribution to the Company and potential within the organization, and internal parity considerations.

2007 Salary Increases

	Previous Salary	Increase $	New Salary	Rationale
Jean F.H.P Mandeville	$425,000	$42,500	$467,500	To bring base salary closer to the 50th percentile.
David R. Carey	$375,000	$50,000	$425,000	To recognize strong performance in role.
John B. McShane	$375,000	$20,000	$395,000	Promotional increase given to recognize scope and complexity of role.

Short-Term Performance-Based Incentive

The annual bonus program is designed to incentivize NEOs to work towards the common goals of the Company. NEOs are rewarded for their contributions if Global Crossing attains key financial objectives as described below. The Committee determines target bonus opportunities for NEOs based on the results of external benchmarking and the individual’s level of responsibility and expected influence on corporate results. Target annual bonuses for NEOs are presented to the Board of Directors with the Committee’s recommendation. The Committee, in its sole discretion, reserves the right to modify or terminate this program in its entirety without prior written notice to or consent of the NEOs, subject to applicable local labor laws.

The Committee approves target bonus levels and quantitative financial performance measures on an annual basis. In 2005 the Committee took action to shift, over the course of two years, the executive officers’ total compensation mix to a longer-term focus, thereby more closely aligning our compensation practices with market practice. 2007 was the second year of such transition. The target annual bonus opportunities established for the NEOs for each of 2005, 2006 and 2007 were as follows, expressed as a percentage of salary received during the course of the year:

	Target Annual Bonus Opportunity
	2005	2006	2007
John J. Legere*	100%	100%	100%
Jean F.H.P Mandeville	100%	85%	65%
José Antonio Ríos	100%	85%	65%
David R. Carey	100%	85%	65%
Daniel J. Enright	100%	85%	65%
John B. McShane	75%	65%	55%

*	Mr. Legere’s target annual bonus opportunity is fixed by the terms of his employment agreement.

To determine a NEO’s 2007 bonus payment, the NEO’s 2007 salary was multiplied by the applicable target bonus opportunity referenced above and by a performance factor that could have ranged from 0% to 140% based on the Company’s financial performance against goals.

The quantitative financial performance measures for the 2007 bonus program were designed to reward attainment of targets for adjusted EBITDA (two-thirds of the target opportunity) and cash use (one-third of the target opportunity). Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain on pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends. We assume compensation expense at targeted levels in the calculation of adjusted EBITDA for incentive compensation purposes. Cash flow is measured by the net change in our cash and cash equivalents balance over the course of the year, excluding cash used for the purchase of Impsat, up-front costs of the Impsat and Fibernet financings and the proceeds of such financings.

The following table sets forth the financial performance measures for the 2007 bonus program, the range of possible payouts, and the actual payout percentage based on the performance achieved.

Performance Metric	Weight	Threshold	Target	Maximum	2007 Performance	Level of Payout
Payout %		40%	100%	140%
Adjusted EBITDA	2/3	$99.6 million	$126.6 million	$171.6 million	$99.8	40.4%
Cash Use	1/3	$38.7 million	$18.7 million	$(21.3) million	$185.7	0%

While both adjusted EBITDA and cash use are considered key performance measures for the Company, a greater emphasis on adjusted EBITDA was deemed appropriate for the 2007 program design. For 2007, it was also deemed appropriate to utilize objectives that required us to attain our business plan for adjusted EBITDA and perform above the top of the range we provided for external financial guidance for cash use in order to achieve the targeted bonus amounts. Bonus payments were made in stock instead of cash to preserve cash and to help encourage stock ownership, although participants are not required to hold the shares received for any particular time period. Actual 2007 adjusted EBITDA performance at 40.4% and cash use results below the threshold level resulted in a bonus payout of 26.9% of target, as indicated in the Summary Compensation Table.

Long-Term Incentive Compensation: Equity Grants

In contrast to bonuses that are paid for prior year accomplishments, the Company believes equity grants provide appropriate incentives tied to future stock price appreciation. The Committee awards equity grants in its discretion based on an annual evaluation of competitive market data, individual performance, level of responsibility, long-term incentive grants made in prior years and the anticipated contribution that the executive officer will make to Global Crossing. The Committee generally makes annual grants at a meeting that is scheduled well in advance as part of the Committee’s annual calendar. Grants are made under the 2003 Global Crossing Limited Stock Incentive Plan and provide for vesting of all awards upon a “change in control” as defined in the plan. Such “single trigger” vesting is deemed appropriate in light of competitive pay practices and the desire to ensure the engagement of management both before and during an impending corporate transaction.

We have no minimum stock ownership guidelines, but believe our long-term incentive program helps align our executives’ interests with the interests of our shareholders. Based on the share price as of December 31, 2007, as of this date each NEO had holdings of common shares and restricted stock units together valued at between 4.4 and 7.4 times the executive’s annual salary.

The Company focuses on the following strategies in delivering long-term incentive compensation:

•	Tie a meaningful portion of incentive compensation to future stock price appreciation

•	Ensure a strong alignment with our business strategy

•	Conserve share usage and limit dilutive impact by the use of restricted stock units instead of stock options

•	Differentiate where necessary based on individual performance and potential

•	Retain executives through the establishment of meaningful forfeitable balances

In an effort to retain executives while holding them accountable for corporate performance, NEOs received their 2007 grants in the form of restricted stock units, approximately half of which vest on March 13, 2010 solely based on the continued employment of the executive through that date and approximately half of which vest on December 31, 2009 based on the following three metrics of corporate financial performance for the combined 2007 and 2008 fiscal years:

•	Adjusted EBITDA (40% weighting)

•	Cash use (40% weighting)

•	Adjusted gross margin dollars in the Company’s “Invest and Grow” category (20% weighting).

The range of payout for the 2007-2008 performance-based shares is 50% to 150% of the targeted award amount based on the extent to which the performance goals are met or exceeded. Performance below threshold level will result in 0% payout. Attainment of these objectives at target level is intended to require more than satisfactory financial performance; threshold payout is intended to require satisfactory performance; and maximum payout is intended to require performance that significantly exceeds our expectations. In addition to the two year performance period, there is a one year hold period.

We first introduced performance-based grants into our equity program beginning with the 2005 grant. As we continue to grant annual performance-based equity awards, overlapping grant cycles (as depicted in the below table) will provide consistently strong ties to performance and encourage the retention of NEOs. Future year performance-based equity awards will use a comparison of relative total shareholder return (TSR) instead of the three financial performance measures (adjusted EBITDA, cash use and Invest and Grow gross margin dollars). This change in design diversifies the performance measures included in the short and long-term incentive plans by reducing overlapping outcomes and minimizing the impact of a single influence across multiple pay programs. This also aligns with competitive practices, signals strong shareholder alignment and reinforces long-term orientation with a single, continuous three-year performance period.

	2005	2006	2007	2008	2009
2005 Grant: Performance Based	Performance Period	Performance Period	Hold Period
2005 Grant: Time Based	Hold Period	Hold Period	Hold Period
2006 Grant: Performance Based		Performance Period	Performance Period	Hold Period
2006 Grant: Time Based		Hold Period	Hold Period	Hold Period
2007 Grant: Performance Based			Performance Period	Performance Period	Hold Period
2007 Grant: Time Based			Hold Period	Hold Period	Hold Period

The performance period for the 2006-2007 performance based shares concluded on December 31, 2007. The following table sets forth the financial performance measures for the 2006-2007 performance based shares and the actual percentage of shares that carried over into the 2008 hold period based on the performance achieved. In establishing the 2007 targets for this program, the Company considered actual financial performance for the 2006 portion of the two year performance period (which was below the level consistent with a threshold payout) and the anticipated Company financial performance for 2007. In order to ensure that the 2006-2007 awards would continue to serve an effective motivational purpose, the Company determined that the 2006 targets would be combined with 2007 targets such that attainment of the combined two year objectives at threshold level would require more than satisfactory 2007 performance; target payout would require 2007 financial performance that significantly exceeded expectations; and maximum payout would require extraordinary financial performance in 2007. We missed the threshold level of performance for both adjusted EBITDA and Cash Use and achieved above threshold performance for Invest and Grow gross margin under the program, and therefore 11.8% of the 2006-2007 performance-based shares (59.2% of those based on Invest and Grow gross margin) carried over into the 2008 hold period.

Performance Metric	Weight	Threshold	Target	2006-2007 Performance	Percent Carried Over to Hold Period
Payout %		50%	100%
Adjusted EBITDA	40%	$22.9 million	$67.9 million	$(4.0) million	0%
Cash Flow/(Cash Use)	40%	$(162.7) million	$(122.7) million	$(329.8) million	0%
Invest & Grow Gross Margin	20%	$1,702.7 million	$1,747.7 million	$1,711.0 million	59.2%

2007 Retention and Motivation Awards

On March 13, 2007, the Compensation Committee also reviewed a number of internal and external factors relating to compensation and to the retention and motivation of key management talent. These factors included:

•

Several measures of the Company’s recovery and success during the three years preceding that date, such as: strong total shareholder return of 63%, doubling the return of the Nasdaq Telecom Index; making significant strides towards profitability and positive cash flow; and demonstrating the ability to make strategic acquisitions and to grow organically and inorganically, all of which demonstrated the importance of retaining the management team and employee base;

•

The critical stage of the Company’s development at the time and the need for a significant and well executed effort to successfully integrate acquired businesses while at the same time achieving continued organic growth, identifying and executing on other potential acquisition opportunities and realizing the Company’s strategic vision; and

•	The competitive labor market in telecommunications and other technology businesses, fostering increased demand for experienced leadership.

In light of the above factors, the Committee recommended, and the Board of Directors approved, the granting of special retention and motivation awards to substantially all non-sales employees of the Company, consisting principally of share grants with vesting periods of six months or six and twelve months. For the Named Executive Officers, these awards consisted of the following amounts of cash and RSUs vesting one-half at six months and one-half at twelve months after the grant date which were issued under the 2003 Global Crossing Limited Stock Incentive Plan:

	Cash	RSUs
John J. Legere	$550,000	90,900
Jean F.H.P Mandeville	$212,500	24,500
José Antonio Ríos	$250,000	31,600
David R. Carey	$187,500	23,000
Daniel J. Enright	$175,000	22,100
John B. McShane	$140,625	19,500

Termination of Employment Protection

We offer the Key Management Protection Plan (“KMPP”), an enhanced severance plan, to help attract key talent and retain leaders by mitigating their concerns about financial hardship in the event of termination. We looked at market data and determined it was competitive to preserve the plan to retain key management. Therefore, effective December 31, 2007, the KMPP was amended and restated. The revised KMPP contains terms and conditions substantially the same as those of the previous KMPP, except that (1) the plan was effectively extended from December 31, 2007 through December 31, 2009 and (2) in order to ensure that the KMPP qualifies for the short-term deferral exemption from Section 409A of the Internal Revenue Code, the definition of “Good Reason” for resignation was slightly amended and the timing of payments under the plan was made explicit. All NEOs participate in the plan, except Mr. Legere, whose severance arrangements are governed by his August 15, 2006 employment agreement. We view the KMPP and Mr. Legere’s termination arrangements as reasonable and in line with competitive practice. The estimated liabilities for various termination scenarios are outlined below under “Potential Payments Upon Termination or Change of Control”.

Benefits & Perquisites

We offer our NEOs the same health and welfare benefit, disability and insurance plans as we offer all employees. Our retirement program includes a qualified defined contribution plan (the Employees Retirement Savings Plan, or ERSP), which permits all U.S. based employees to make tax qualified contributions of up to

16% of eligible pay, with the Company matching 50% of each dollar contributed on the first 6% of pay deferred. In December 2007, the ERSP was modified, effective January 1, 2008 or as soon thereafter as administratively practicable, as follows: (1) the maximum employee tax qualified contributions was increased from 16% to 25% of eligible pay, (2) the maximum Company match was increased from 3% to 3.5% of eligible compensation and (3) an auto enrollment feature was implemented for new hires and employees who did not previously elect to cease contributions. The Company also maintains the Supplemental Retirement Savings Plan (SRSP), an unfunded, nonqualified deferred compensation plan that allows employees whose contributions to the ERSP are effectively limited to less than 16% of eligible pay (due to dollar limits imposed by the Internal Revenue Service) to defer the balance of such 16%, but with no Company matching contribution. The Company maintains no other nonqualified retirement or deferred compensation programs and offers limited additional executive perquisites. We view this relatively limited set of benefits and perquisites as appropriate relative to the Company’s current financial situation and its path to sustained profitability.

Tax and Accounting Considerations

Section 162(m) limits the U.S. federal income tax deductibility of non-“performance-based” compensation payments in excess of $1 million paid to an NEO (other than the Chief Financial Officer) in any one year. We intend to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with Global Crossing’s compensation philosophy. Since we currently operate at a loss for U.S. corporate income tax purposes, compliance with Section 162(m) increases our net operating loss carry-forwards rather than reduces current income taxation. We have determined not to administer our 2008 short-term incentive compensation program in a manner that gives rise to performance-based compensation under Section 162(m) as we have determined that the benefits of Committee discretion in administering the program outweigh the potential tax costs.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Commission Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Seah Lim Huat, Chairman

Archie Clemins

Lee Theng Kiat

Robert Sachs

Summary Compensation Table

The table below sets forth information concerning compensation paid to our CEO, CFO and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the periods presented. In accordance with Commission rules, José Antonio Ríos is included as a Named Executive Officer since he would have qualified as one of the three other most highly compensated executive officers but for the fact that he was no longer an executive officer as of December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John J. Legere	2007	1,100,000	550,000	3,883,040	299,547	147,950	—	27,334	6,007,871
Chief Executive Officer	2006	1,100,000	—	1,097,895	3,221,451	—	—	2,742	5,422,088

Jean F. Mandeville	2007	460,111	212,500	1,035,020	346,588	—	—	6,819	2,061,038
EVP and Chief Financial Officer	2006	425,000	—	210,720	346,588	—	—	16,669	998,976

Jose Antonio Rios(1)	2007	229,167	250,000	(240,789)	(3,430)	—	—	1,696,406	1,931,354
Former Int’l Pres. and Chair, GCUK	2006	500,000	—	271,329	1,062,624	—	—	155	1,834,108

David R. Carey	2007	416,307	187,500	936,410	74,887	—	—	2,996	1,618,100
EVP, Strategy and Corporate Development	2006	375,000	—	188,946	525,731	—	—	2,882	1,092,558

Daniel Enright	2007	350,000	175,000	898,705	74,887	—	4,338	4,670	1,507,600
EVP, Global Operations	2006	350,000	—	188,946	525,731	—	3,357	3,259	1,071,293

John B. McShane	2007	389,320	140,625	845,207	51,059	—	—	6,778	1,432,989
EVP and General Counsel	2006	375,000	—	203,621	500,811	—	—	6,669	1,086,101

(1)	The employment of Mr. Ríos terminated on June 15, 2007.

(2)	The amounts shown are the cash portion of the Retention and Motivation Awards granted on March 13, 2007. The stock portion of the Retention and Motivation awards is included in column (e). For further details about the awards, see page 26 under the heading “2007 Retention and Motivation Awards”.

(3)

Column (e) includes the amounts recognized in the Company’s consolidated financial statements for 2007 and 2006 in respect of restricted stock units (including the stock portion of the aforementioned 2007 Retention and Motivation awards) awarded to each of the Named Executive Officers, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. The amounts shown for each year represent amounts recognized in respect of awards granted in that year and in prior years that were outstanding in that year. The amount shown in column (e) for 2007 with respect to Mr. Ríos includes the impact of the reversal of stock compensation expense related to stock awards that was reported as stock compensation expense in the Company’s consolidated financial statements for 2006 (and therefore was included in the Summary Compensation Table in the Company’s 2007 Proxy Statement) and was subsequently reversed in 2007 due to the cancellation of such stock awards in connection with the termination of his employment. Such reversal is included as a credit in the amount of $240,789. The amounts shown for 2006 do not include the impact of the reversal of stock compensation expense related to the Performance-Based RSUs that was reported as a stock compensation expense in the Company’s consolidated financial statements for 2005 and was subsequently reversed in 2006 due to the Company’s failure to meet performance thresholds. Such reversals were in the amount of $638,804, $198,660, $232,250, $169,713, $161,979 and $140,721 for Messrs. Legere, Mandeville, Ríos, Carey, Enright and McShane, respectively. Such amounts were reflected as credits to the Stock Awards expense reported in the Summary Compensation Table in the Company’s 2007 Proxy Statement, which was prepared prior to the publishing of certain guidance by the Commission regarding the treatment of stock expense accrual reversals for purposes of summary compensation table disclosure.

Column (e) also encompasses unrestricted common shares of the Company awarded to the Named Executive Officers under the annual bonus program, which is discussed in further detail on page 23 under the heading “Short-Term Performance-Based Incentive”. The payout under the 2007 bonus program was 26.9% of annual bonus target. Pursuant to the terms of his employment agreement, Mr. Legere received half of his bonus payout in cash (which is reflected in column (g)) and half in common shares. The other Named Executive Officers (except for Mr. Ríos) received their 2007 bonus payouts exclusively in common shares, the value of which is included in column (e). Upon the termination of his employment, Mr. Ríos received a prorated cash bonus payout of $147,808, which is reflected in column (i). For 2006, the Company did not meet the performance measures stated in the program; therefore no payouts were made to the Named Executive Officers under the 2006 annual bonus program.

Except as noted above in this footnote, the fair value of the stock awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2007.

(4)	The amounts shown in column (f) are the amounts recognized in the Company's consolidated financial statements for 2007 and 2006 in respect of non-qualified stock options awarded to each of the Named Executive Officers, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. As no stock options were granted to the Named Executive Officers during 2006 or 2007, the amounts shown for each year represent amounts recognized in respect of awards granted in prior years that were outstanding in that year. The amount shown in column (f) for 2007 with respect to Mr. Ríos includes the impact of the reversal of option expense related to options that was reported as option expense in the Company’s consolidated financial statements for 2006 (and therefore was included in the Summary Compensation Table in the Company’s 2007 Proxy Statement) and was subsequently reversed in 2007 due to the cancellation of such options in connection with the termination of his employment. Such reversal is included as a credit in the amount of $3,430. Except as noted in this footnote, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(5)	As indicated in note (3) above, column (g) reflects the payment of one-half of Mr. Legere’s 2007 annual bonus in cash.

(6)	Of the Named Executive Officers, only Mr. Enright participates in any non-qualified deferred compensation plan or pension plan. The amounts shown in column (h) for Mr. Enright represent the change in the actuarial present value of his accumulated benefit under the New Global Crossing Frozen Pension Plan. Information regarding our calculations of pension values is set forth in footnote 19 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2007.

(7)	The amounts shown in column (i) for 2007 include, among other things, the following:

•	Mr. Legere: Reimbursement of tax penalty and tax gross-up payment of $12,347, and imputed income related to a business trip and parking expense reimbursement; and

•

Mr. Rios: Severance payment of $1,443,750, payment for unused vacation days of $47,115, payment of post-employment health benefit premiums of $17,577 and payment of a prorated cash bonus of $147,808 upon the termination of his employment. Also includes $40,000 in fees paid to Mr. Ríos in his role as non-employee chairman of the board of directors of GC Impsat Holdings I Plc, the subsidiary of the Company established to acquire Impsat in May 2007. Mr. Ríos assumed that role upon his termination of employment.

Grants of Plan-based Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Legere	RSU (Time)	03/13/07	—	—	—	—	—	—	43,000	—	—	$1,146,810
	RSU (Performance)	03/13/07	—	—	—	26,000	52,000	78,000	—	—	—	$1,386,840
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	90,900	—	—	$2,424,303
	Annual Bonus	03/17/08	$220,000	$550,000	$770,000	$220,000	$550,000	$770,000	—	—	—	$550,000

Jean F. Mandeville	RSU (Time)	03/13/07	—	—	—	—	—	—	14,000	—	—	$373,380
	RSU (Performance)	03/13/07	—	—	—	8,500	17,000	25,500	—	—	—	$453,390
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	24,500	—	—	$653,415
	Annual Bonus	03/17/08	—	—	—	119,643	$299,107	$418,750	—	—	—	$299,107

Jose Antonio Rios	RSU (Time)	03/13/07	—	—	—	—	—	—	12,000	—	—	$320,040
	RSU (Performance)	03/13/07	—	—	—	7,500	15,000	22,500	—	—	—	$400,050
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	31,600	—	—	$842,772
	Annual Bonus	03/17/08	—	—	—	—	—	—	—	—	—	—

David .R Carey	RSU (Time)	03/13/07	—	—	—	—	—	—	12,000	—	—	$320,040
	RSU (Performance)	03/13/07	—	—	—	7,000	14,000	21,000	—	—	—	$373,380
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	23,000	—	—	$613,410
	Annual Bonus	03/17/08	—	—	—	$108,256	$270,640	$378,897	—	—	—	$270,640

Daniel Enright	RSU (Time)	03/13/07	—	—	—	—	—	—	11,000	—	—	$293,370
	RSU (Performance)	03/13/07	—	—	—	7,000	14,000	21,000	—	—	—	$373,380
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	22,100	—	—	$589,407
	Annual Bonus	03/17/08	—	—	—	$91,000	$227,500	$318,500	—	—	—	$227,500

John B. McShane	RSU (Time)	03/13/07	—	—	—	—	—	—	10,000	—	—	$266,700
	RSU (Performance)	03/13/07	—	—	—	6,000	12,000	18,000	—	—	—	$320,040
	Retention and Motivation Award	03/13/07	—	—	—	—	—	—	19,500	—	—	520,065
	Annual Bonus	03/17/08	—	—	—	$97,110	$242,776	$339,886	—	—	—	$242,776

(1)

The amounts shown for the Award Type “Annual Bonus” in columns (d) through (i) reflect payment ranges under the Company’s 2007 Annual Bonus program, which is discussed in further detail on page 23 under the heading “Short-Term Performance-Based Incentive.” Generally, any payout of the Annual Bonus Program is made in Global Crossing common shares with immediate vesting; except that, pursuant to the terms of his employment agreement, Mr. Legere receives half of his payout in cash and half in common shares. Column (d) reflects 40% of the target annual bonus cash payout amount shown in column (e) and assumes the Company achieves the threshold level of each performance measure under the plan. Column (f) is 140% of such target cash amount and assumes the Company achieves the maximum level of each performance measure under the plan. Similarly, column (g) reflects 40% of the target annual bonus common shares payout amount shown in column (h), and column (i) is 140% of such target shares amount. For 2007, the Company achieved the threshold level of one performance measure, and the aggregate payout under the Annual Bonus program was 26.9% of target amount. The aggregate payouts for Messrs. Legere, Mandeville, Carey, Enright and McShane were $295,900, $80,460, $72,802, $61,198 and $65,307, respectively. The 2007 Annual Bonus program was established by the Board on March 13, 2007, and the grant date for determining the number of common shares to be paid out was March 17, 2008.

(2)	The amounts shown for the Award Type “RSU (Performance)” in columns (g) through (i) reflect 2007 Performance-Based RSU grants under the Long-Term Incentive program. The Performance-Based RSUs granted on March 13, 2007 will vest on December 31, 2009 based on corporate financial performance metrics for the combined 2007 and 2008 fiscal years, which is discussed in further detail on page 24 under the heading “Long-Term Incentive Compensation: Equity Grants”. Column (g) reflects the minimum payout, which is 50% of the target amount shown in column (h). The amount shown in column (i) is 150% of such target amount. The Performance-Based RSU Award granted to Mr. Ríos was canceled upon the termination of his employment.

(3)	The amounts shown for the Award Type “RSU (Time)” in column (j) reflect 2007 Time-Based RSU grants under the Long-Term Incentive program. The Time-Based RSUs granted on March 13, 2007 will vest on March 13, 2010 solely based on the continued employment of the executive through that date, which is discussed in further detail on page 24 under the heading “Long-Term Incentive Compensation: Equity Grants”. The Time-Based RSU Award granted to Mr. Ríos was canceled upon the termination of his employment.

(4)	The amounts shown for the Award Type “Retention and Motivation Award” in column (j) reflect the portion of the Retention and Motivation Awards granted on March 13, 2007 that was made in Time-Based RSUs of the Company. Half of such RSUs vested on September 13, 2007 and the balance vested on March 13, 2008, solely based on the continued employment of the executive through that date. For more details about the Retention and Motivation Awards, see page 26 under the heading “2007 Retention and Motivation Awards”. The Time-Based RSUs granted to Mr. Ríos pursuant to the Retention and Motivation Award were canceled upon the termination of his employment.

(5)	There were no Stock Option grants for fiscal year 2007.

(6)	The amounts shown in column (m) are generally the amounts that would be recognized in the Company’s consolidated financial statements over the applicable service period for the awards, but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. The amounts are based on the target payouts for the awards.

Outstanding Equity Awards at Fiscal Year-end

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards(1)					Stock Awards(2)(3)(4)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Legere						281,154	$6,199,446	52,000	$1,146,600
	325,000	—	—	$10.16	12/9/2013	—	—	—	—
	88,000	—	—	$15.39	12/15/2014	—	—	—	—
Jean F. Mandeville						69,846	$1,540,104	17,000	$374,850
	48,886	24,440	—	$20.50	2/1/2015	—	—	—	—
Jose Antonio Ríos						—	—	—	—
	110,000	—	—	$10.16	09/15/2008	—	—	—	—
	14,667	—	—	$15.39	09/15/2008	—	—	—
David R. Carey						58,924	$1,299,274	14,000	$308,700
	50,000	—	—	$10.16	12/9/2013	—	—	—	—
	22,000	—	—	$15.39	12/15/2014	—	—	—	—
Daniel Enright						57,474	$1,267,302	14,000	$308,700
	33,330	—	—	$10.16	12/9/2013	—	—	—	—
	17,000	—	—	$15.39	12/15/2014	—	—	—	—
John B. McShane						56,431	$1,244,304	12,000	$264,600
	50,000	—	—	$10.16	12/9/2013	—	—	—	—
	15,000	—	—	$15.39	12/15/2014	—	—	—	—

(1)	Options vest in three equal installments, commencing on the first anniversary of the date granted.

(2)	Market Value based on the fair market value of the common shares on December 31, 2007 of $22.05 per share.

(3)	Columns (g) and (h) include Time-Based RSUs and the actual calculated payout for the March 7, 2006 Performance RSU grant (which will vest on December 31, 2008 based solely on the continued employment of the executive through that date).

(4)	Columns (i) and (j) reflect target payouts for the March 13, 2007 Performance RSU grant.

Option Exercises and Stock Vested

(a)	(b)	(c)		(d)	(e)
	Option Awards			Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
John J. Legere	—	—		55,450	$1,067,148
Jean F. Mandeville	—	—		12,250	$214,988
Jose A. Ríos	—	—		2,400	$64,680
David R. Carey	—	—		12,700	$234,165
Daniel Enright	21,670	$405,582	(1)	12,250	$226,268
John B. McShane	—	—		11,450	$216,928

(1)	Value based on the difference between the fair market value of the common shares on the date of exercise and the exercise price.

(2)	The amounts in column (d) reflect the number of shares received in March 2007 by Messrs. Legere, Ríos, Carey, Enright and McShane pursuant to the 2004 Long-Term Incentive Grant and the number of shares received in September 2007 by Messrs. Legere, Mandeville, Carey, Enright and McShane pursuant to the 2007 Retention and Motivation Awards.

(3)	Values based on the fair market value of the common shares of $26.95 per share on March 8, 2007 and $17.55 per share on September 13, 2007, the day of lapse of the 2004 Long-Term Incentive Grant and 2007 Retention and Motivation Awards, respectively.

Non-Qualified Deferred Compensation Table

None of the Named Executive Officers participates in any non-qualified deferred compensation plan.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)		Present Value of Accumulated Benefits ($) (d)		Payments During Last Fiscal Year (e)
Daniel Enright	New Global Crossing Frozen Pension Plan	9.75	(1)	$183,891	(2)	$0

(1)	Mr. Enright’s number of years credited service is 9.75, which was his number of years of service with the Company when the plan was frozen in 1996.

(2)	For a discussion of the valuation method and actuarial assumptions used, see footnote 19 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2007.

Global Crossing does not have any current active defined benefit plans, although Global Crossing North America, Inc., a wholly owned indirect subsidiary of the Company, continues to sponsor a frozen pension plan (the New Global Crossing Frozen Pension Plan) for the benefit of employees who previously participated in such plans. Of the Named Executive Officers, only Mr. Enright participates in this plan. Eligibility for pension payments is based upon the participant’s age and the number of years worked for the Company (based on a minimum of 1,000 hours of employment per year), with all calculations based upon compensation levels at the time pension plans were frozen in 1996. Once the employee begins to receive pension payments, the monthly amount does not change. A full pension will be paid for participating employees who elect to start receiving their pension payments at age 65. In the case of Mr. Enright, his monthly pension benefit would be $1,505 if his pension payments were to start at age 65. Alternatively, employees who satisfy certain criteria regarding age and years of service may receive an early pension. Specifically, employees may start receiving early pension benefits (a) when they are at least 47 years old if they have completed at least 22 years of service with the Company; (b) when they are at least 52 years old if they have completed at least 17 years of service; or (c) at any age if they have completed at least 27 years of service. In the case of Mr. Enright, he would be entitled to an early monthly pension benefit of (i) $410 if he were to separate from the Company immediately and elect to start receiving benefits at age 52, (ii) $1,505 if he were to separate from the Company at or after age 52 and elect to start receiving benefits at any time thereafter or (iii) depending on his years of service with the Company and the age at which he elects to start receiving benefits, an amount between $410 and $1,505 if he were to separate from the Company in the future but before age 52.

Employment Agreements

The Company does not have any employment agreements with any Named Executive Officer except for John Legere. On August 15, 2006, the Company entered into a new employment agreement (the “2006 Agreement”) with Mr. Legere following approval thereof by the Board on that same date. The 2006 Agreement has been incorporated by reference to Exhibit 10.2 of our 2006 Annual Report on Form 10-K. The 2006 Agreement supersedes the employment agreement between the parties dated December 9, 2003 (the “2003 Agreement”), except with respect to certain rights Mr. Legere had under such prior agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

Consistent with the 2003 Agreement, the 2006 Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 million and a target annual bonus of $1.1 million; (2) entitles Mr. Legere to attend all meetings of the Board and to receive all materials provided to Board members, subject to certain limited exceptions; and (3) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

In addition, the 2006 Agreement: (1) extends the contractual term of Mr. Legere’s employment from December 9, 2007 to August 15, 2010; (2) provides for the payment of severance to Mr. Legere in the event of termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement (the “Designated Terminations”)) in an amount equal to three times, two times or one times the sum of Mr. Legere’s base salary and target annual bonus if such termination occurs prior to August 15, 2008, 2009 or 2010, respectively, plus certain other benefits and payments; (3) clarifies that the provisions in the 2003 Agreement entitling Mr. Legere to equity grants on a basis no less favorable than grants for other senior executives of the Company and to the vesting in full of equity grants upon any Designated Termination apply to all equity-based compensation and not only to stock options; and (4) provides the Company with the discretion to pay up to one-half of Mr. Legere’s annual bonus in common shares of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he will be entitled to receive amounts earned during his term of employment. Such amounts may include:

•	amounts contributed and vested under the Company’s Employee Retirement Savings Plan (“ERSP”) and the Supplemental Retirement Savings Plan (“SRSP”); and

•	unused vacation pay.

For all termination reasons except involuntary termination for cause, the Named Executive Officers will have 90 days from termination in which to exercise any vested stock options. In the case of the Named Executive Officer’s termination due to death or disability, their vested stock options will remain exercisable for 180 days from termination. Pursuant to Mr. Legere’s Non-Qualified Stock Option Agreements, for termination due to death or disability, involuntary not-for-cause termination, voluntary termination for good reason, and termination due to change in control, he will have 12 months from the date of termination to exercise vested options. For all other reasons except involuntary termination for cause, he will have 90 days from termination to exercise vested options. Mr. Legere’s Employment Agreement also provides for 100% vesting of all outstanding stock options and RSUs for all Designated Terminations. Unvested stock options and RSUs for all other Named Executive Officers are forfeited upon termination for all reasons except as noted on page 36 under the heading “Payments Made Upon Change In Control Termination”.

Payments Made Upon Involuntary Not-For-Cause Termination or Voluntary Termination With Good Reason

In the event of an involuntary termination not-for-cause or voluntary termination with good reason of a Named Executive Officer (except for Mr. Legere to the extent inconsistent with his employment agreement as described above), in addition to the items identified above, he will be entitled to receive the following items paid in accordance with the Global Crossing Limited Key Management Protection Plan, which is described in further detail below:

•	a lump sum cash severance equal to 2 times base salary plus annual bonus at target;

•	a lump sum amount representing a pro rata portion of the current year annual bonus at target;

•	continued health and welfare benefits for 24 months following termination; and

•	outplacement services up to an amount equal to 30% of base salary.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer (except for Mr. Legere to the extent inconsistent with his employment agreement as described above), in addition to the benefits listed under the heading of “Payments Made Upon Any Termination” above, the Named Executive Officer will also receive:

•	benefits under the Company’s disability plan or payment under the Company’s life insurance plan, as appropriate; and

•	a pro rata portion of Time-Based RSUs and Performance-Based RSUs.

Payments Made Upon Change in Control Termination

In the event a named executive officer is terminated as a result of a change in control, in addition to the benefits listed above under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Involuntary Termination Not-For-Cause or Voluntary Termination With Good Reason”, the following will occur:

•	all outstanding stock options will immediately become exercisable pursuant to the executive’s Non-Qualified Stock Option Agreement; and

•	all RSUs still subject to restrictions will vest pursuant to the executive’s Restricted Stock Unit Agreement.

Global Crossing Limited Key Management Protection Plan

The KMPP is intended to retain executive officers and other key executives by mitigating their concerns about financial hardship in the event of an involuntary actual or constructive termination without “cause” (as defined in the plan). The KMPP was originally adopted by the Company on December 9, 2003 and provided enhanced severance benefits for the executive officers and certain other key employees of the Company named in the KMPP. Specifically, if a participant’s employment were terminated by the Company (other than for cause or by reason of death or disability), or if he or she were to terminate employment for “good reason” (generally, an unfavorable change in employment status or compensation), the KMPP, as amended effective December 31, 2007, entitles him or her to receive (i) a lump sum payment equal to the “severance multiplier” of one or 2 times the sum of his or her annual base salary plus target bonus opportunity (reduced by any cash severance benefit otherwise paid to the participant under any other applicable severance plan or severance arrangement), (ii) a prorated portion of the annual target bonus for the year in which the termination occurred, subject to minimum target bonus amounts established for purposes of calculating severance, (iii) continuation of life and health insurance coverages for a number of years equal to the “severance multiplier” and (iv) payment for outplacement services in an amount not to exceed 30% of his or her base salary. These benefits are included above under “Payments Made Upon Involuntary Not-For-Cause Termination or Voluntary Termination With Good Reason.” The amended KMPP was filed as Exhibit 10.3 to our 2007 Annual Report on Form 10-K. Mr. Legere’s severance arrangements are set forth in his employment agreement rather than in the KMPP.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation payable to each of the Named Executive Officers of the Company upon voluntary termination without good reason; termination due to death or disability; involuntary not-for-cause or voluntary for good reason termination; involuntary for cause termination; and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts, which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Upon the termination of his employment on June 15, 2007, Mr. Ríos received a cash severance payment of $1,443,750, payment of unused vacation days of $47,115, payment for life and health premium benefits of $17,577, and a prorated cash bonus for 2007 of $147,808. Except as noted below, payments that would be made upon termination to Mr. Legere are detailed on page 34 under the heading “Employment Agreements.”

John J. Legere

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2007	Death or Disability on 12/31/2007	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2007	Involuntary For Cause Termination on 12/31/2007	Change in Control Termination on 12/31/2007
Unvested Stock Options	—	—	—	—	—
Unvested Time-Based RSU Awards	—	$5,996,498	$5,996,498	—	$5,996,498
Unvested Performance RSU Awards(2)	—	$1,349,548	$1,349,548	—	$1,349,548
Qualified Savings Plan(3)	—	—	—	—	—
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$32,427	—	$32,427
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$7,700,000	—	$7,700,000
Accrued Vacation Pay(6)	$105,769	$105,769	$105,769	$105,769	$105,769
Outplacement Services	—	—	$330,000	—	$330,000

Total	$105,769	$7,451,815	$15,514,242	$105,769	$15,514,242

(1)	All benefits are valued as of December 31, 2007. Equity valued using the FMV of $22.05 as of market close on December 31, 2007.

(2)	Value of Performance-Based RSUs assumes performance is met at target level.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 3 times base salary plus annual bonus at target and a pro-rated annual bonus at target, paid in accordance with Mr. Legere's August 15, 2006 employment agreement.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2007.

Jean Mandeville

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2007	Death or Disability on 12/31/2007	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2007	Involuntary For Cause Termination on 12/31/2007	Change in Control Termination on 12/31/2007
Unvested Stock Options	—	—	—	—	$37,882
Unvested Time-Based RSU Awards	—	$928,397	—	—	$1,482,863
Unvested Performance RSU Awards(2)	—	$127,104	—	—	$432,092
Qualified Savings Plan(3)	$63,067	$63,067	$63,067	$63,067	$63,067
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$21,618	—	$21,618
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,841,857	—	$1,841,857
Accrued Vacation Pay(6)	$35,962	$35,962	$35,962	$35,962	$35,962
Outplacement Services	—	—	$140,250	—	$140,250

Total	$99,029	$1,154,529	$2,102,754	$99,029	$4,055,591

(1)	All benefits are valued as of December 31, 2007. Equity valued using the FMV of $22.05 as of market close on December 31, 2007.

(2)	Value of Performance-Based RSUs assumes performance is met at target level.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2007.

David R. Carey

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2007	Death or Disability on 12/31/2007	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2007	Involuntary For Cause Termination on 12/31/2007	Change in Control Termination on 12/31/2007
Unvested Stock Options	—	—	—	—
Unvested Time-Based RSU Awards	—	$724,894	—	—	$1,252,440
Unvested Performance RSU Awards(2)	—	$104,495	—	—	$355,534
Qualified Savings Plan(3)	$129,507	$129,507	$129,507	129,507	129,507
Non-Qualified Savings Plan(4)	$196,105	$196,105	$196,105	$196,105	$196,105
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$21,618	—	$21,618
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,673,140	—	$1,673,140
Accrued Vacation Pay(6)	$42,500	$42,500	$42,500	$42,500	$42,500
Outplacement Services	—	—	$127,500	—	$127,500

Total	$368,112	$1,197,500	$2,190,370	$368,112	$3,798,345

(1)	All benefits are valued as of December 31, 2007. Equity valued using the FMV of $22.05 as of market close on December 31, 2007.

(2)	Value of Performance-Based RSUs assumes performance is met at target level.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2007.

Daniel J. Enright

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2007	Death or Disability on 12/31/2007	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2007	Involuntary For Cause Termination on 12/31/2007	Change in Control Termination on 12/31/2007
Unvested Stock Options	—	—	—	—	—
Unvested Time-Based RSU Awards	—	$711,939	—	—	$1,220,468
Unvested Performance RSU Awards(2)	—	$104,495	—	—	$355,534
Qualified Savings Plan(3)	$592,787	$592,787	$592,787	$592,787	$592,787
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	$179,553	$179,553	$179,553	$179,553	$179,553
Health and Welfare Benefits	—	—	$21,618	—	$21,618
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,382,500	—	$1,382,500
Accrued Vacation Pay(6)	$41,731	$41,731	$41,731	$41,731	$41,731
Outplacement Services	—	—	$105,000	—	$105,000

Total	$814,071	$1,630,505	$2,323,189	$814,071	$3,899,191

(1)	All benefits are valued as of December 31, 2007. Equity valued using the FMV of $22.05 as of market close on December 29, 2007.

(2)	Value of Performance-Based RSUs assumes performance is met at target level.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2007.

John B. McShane

Payments Upon Separation(1)	Voluntary Termination without Good Reason on 12/31/2007	Death or Disability on 12/31/2007	Involuntary Termination Not for Cause or Voluntary Termination with Good Reason on 12/31/2007	Involuntary For Cause Termination on 12/31/2007	Change in Control Termination on 12/31/2007
Unvested Stock Options	—	—	—	—
Unvested Time-Based RSU Awards	—	$684,928	—	—	$1,200,071
Unvested Performance RSU Awards(2)	—	$91,952	—	—	$308,832
Qualified Savings Plan(3)	$202,448	$202,448	$202,448	$202,448	$202,448
Non-Qualified Savings Plan(4)	—	—	—	—	—
Pension Plan	—	—	—	—	—
Health and Welfare Benefits	—	—	$21,618	—	$21,618
Excise Tax & Gross-Up	—	—	—	—	—
Cash Severance(5)	—	—	$1,546,276	—	$1,546,276
Accrued Vacation Pay(6)	$37,981	$37,981	$37,981	$37,981	$37,981
Outplacement Services	—	—	$118,500	—	$118,500

Total	$240,428	$1,107,309	$1,926,823	$240,428	$3,435,726

(1)	All benefits are valued as of December 31, 2007. Equity valued using the FMV of $22.05 as of market close on December 31, 2007.

(2)	Value of Performance-Based RSUs assumes performance is met at target level.

(3)	The Qualified Savings Plan includes total employee and employer contributions to the ERSP.

(4)	The Non-Qualified Savings Plan represents employee contributions to the SRSP.

(5)	Lump sum cash severance payment of 2 times base salary plus annual bonus at target and pro-rated annual bonus at target paid in accordance with the MPP.

(6)	Vacation accrual does not include deduction for utilized paid time off for 2007.

DIRECTOR COMPENSATION

On August 15, 2006, the Board amended the compensation program for non-employee members of the Board and the Company’s Executive Committee (“Members”). Each Board Member receives cash compensation of $5,000 for each meeting of the Board attended in person and $2,500 for each such meeting attended telephonically. Each Board Member also receives cash compensation for attendance at each meeting of a committee of the Board of which he or she is a member in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically. Each Executive Committee Member receives cash compensation for attendance at each meeting of the Board (unless he or she is a Board Member, in which case he or she receives no additional compensation in the capacity of Executive Committee Member) and the Executive Committee in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically.

In connection with their employment by ST Telemedia and its affiliates, Messrs, Lee and Clontz assigned their rights to Board fees and retainers to a subsidiary of ST Telemedia. The Company reduces fee and retainer payments to non-U.S. resident directors by the amount of the applicable U.S. withholding taxes, although we will reimburse such directors up to $7,000 (including a tax gross-up) for the costs to engage a tax accountant to prepare their non-resident U.S. income tax returns.

Each Member, each non-employee chairman of a Board committee and each member of the Government Security Committee also receives annual retainers in accordance with the following schedule (such retainers payable in cash prior to 2007 and (subject to share availability) one-half in cash and one-half in common shares of the Company in 2007 and thereafter):

•	Board Chairman Retainer: $100,000

•	Board Vice Chairman Retainer: $75,000

•	Retainer for Other Members of Board or Executive Committee: $50,000

•	Additional Retainer for Government Security Committee Members: $45,000

•	Additional Committee Chair Retainers:

•	Audit: $30,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Executive: $10,000

•	Government Security: $10,000

In addition, on the date of each annual general meeting of shareholders, each Member is granted restricted stock units with one year vesting valued at $50,000 based on the closing price of the Company’s common shares on such date.

Director Compensation Table

(a)	(b)	(c )	(d )	(e)	(f )	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
E C Aldridge Jr.	$143,750	$113,108	—	—	—	—	$256,858
Archie Clemins	$131,250	$113,108	—	—	—	—	$244,358
Steven T. Clontz(4)	$37,500	$113,108	—	—	—	—	$150,608
Donald L. Cromer	$130,000	$113,108	—	—	—	—	$243,108
Richard R. Erkeneff	$131,250	$113,108	—	—	—	—	$244,358
Jeremiah D. Lambert(4)	$43,750	$113,108	—	—	—	—	$156,858
Lee Theng Kiat	$71,250	$113,108	—	—	—	—	$184,358
Charles Macaluso	$70,000	$113,108	—	—	—	—	$183,108
Michael Rescoe	$100,000	$113,108	—	—	—	—	$213,108
Robert J. Sachs	$80,000	$113,108	—	—	—	—	$193,108
Peter Seah Lim Huat	$110,000	$140,277	—	—	—	—	$250,277
Lodewijk Christiaan van Wachem	$95,000	$152,771	—	—	—	1,839	$249,610

(1)	The amounts shown in column (c) are the amounts recognized in the Company’s consolidated financial statements for 2007 in respect of restricted stock units awarded to each of the Board of Directors, as determined pursuant to SFAS No. 123(R), but modified to eliminate any reduction in the grant date fair value of the awards for the possibility of service-based forfeiture. Except as noted in the immediately preceding sentence, the fair value of the awards was determined using the valuation methodology and assumptions set forth in footnotes 2 and 18 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended December 31, 2007. The amounts shown include amounts recognized in the Company’s consolidated financial statements for 2007 in respect of awards granted in 2007 and in prior years that were outstanding in 2007.

The number of outstanding stock awards and options for each director at December 31, 2007 is as follows:

	Stock Awards	Options*
E C Aldridge Jr.	5,170	—
Archie Clemins	5,170	—
Steven T. Clontz	5,170	12,000
Donald L. Cromer	5,170	—
Richard R. Erkeneff	5,170	—
Jeremiah D. Lambert	5,170	—
Lee Theng Kiat	5,170	222,000
Charles Macaluso	5,170	—
Michael Rescoe	5,170	—
Robert J. Sachs	5,170	—
Peter Seah Lim Huat	6,545	40,000
Lodewijk Christiaan van Wachem	6,545	—

*	Reflects shares issuable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.

The grant date fair value of each equity award granted in 2007, as determined pursuant to SFAS No. 123(R) (but modified to eliminate any reduction for possibility of service-based forfeiture), was as follows:

	Award Type	Grant Date	Grant Amount	Grant Date Fair Value of Award
E C Aldridge Jr.	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Archie Clemins	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Steven T. Clontz	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Donald L. Cromer	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Richard R. Erkeneff	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Jeremiah D. Lambert	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Lee Theng Kiat	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Charles Macaluso	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Michael Rescoe	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Robert J. Sachs	Retainer Shares	01/31/07	488	$12,503
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	653	$12,505
Peter Seah Lim Huat	Retainer Shares	01/31/07	732	$18,754
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	979	$18,748
Lodewijk Christiaan van Wachem	Retainer Shares	01/31/07	976	$25,005
	RSU (Time)	06/12/07	2,420	$49,997
	Retainer Shares	07/02/07	1,305	$24,991

(2)	The RSUs granted on March 8, 2004, vest 10%, 15%, 20%, 25% and 30%, respectively, on the first through fifth anniversaries of the date of grant. The RSUs granted on August 15, 2006 vested on August 15, 2007. The retainer shares granted on January 31, 2007 and July 2, 2007 vested immediately upon grant. The RSUs granted on June 12, 2007 will vest in their entirety on June 12, 2008. No dividends are payable on RSUs.

(3)	The amount shown for Mr. van Wachem reflects a tax gross-up payment of $1,839.

(4)	Messrs. Clontz and Lambert are members of the Executive Committee but are not members of the Board of Directors.

SECURITY OWNERSHIP

Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company’s common stock as of April 14, 2008, for each director and each Named Executive Officer herein, and by all Directors, Executive Committee Members and executive officers of the Company as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of April 14, 2008, (2) all restricted stock units vesting within 60 days of April 14, 2008 and (3) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of April 14, 2008.

	Owned Stock	Restricted Stock Units Vesting Within 60 days	Options Currently Exercisable Within 60 days		Total Stock and Stock Based Holdings	Percent of Class
E C Aldridge Jr.	9,522	2,420	—		11,942	*
Archie Clemins	9,522	2,420	—		11,942	*
Steven T. Clontz	8,522	2,420	12,000	(1)	22,942	*
Donald L. Cromer	8,522	2,420	—		10,942	*
Richard R. Erkeneff	12,022	2,420	—		14,442	*
Jeremiah D. Lambert	8,522	2,420	—		10,942	*
Lee Theng Kiat	7,942	2,420	222,000	(1)	232,362	*
Charles Macaluso	8,522	2,420	—		10,942	*
Michael Rescoe	8,522	2,420	—		10,942	*
Robert J. Sachs	8,522	2,420	—		10,942	*
Peter Seah Lim Huat	10,307	2,420	40,000	(1)	52,727	*
Lodewijk Christiaan van Wachem	16,101	2,420	—		18,521	*
John J. Legere	78,009	90,000	413,000	(2)	581,009	1.1%
Jean F. Mandeville	29,954	22,000	73,326	(2	125,280	*
Jose A. Ríos	—	—	124,667		124,667	*
David R. Carey	30,111	15,000	72,000	(2)	117,111	*
Daniel E. Enright	23,998	15,000	50,330	(2)	89,328	*
John B. McShane	18,044	15,000	65,000	(2)	98,044	*
All Directors and executive officers as a group (25 persons)	372,054	237,252	1,219,791		1,829,097	3.3%

*	Percentage of shares beneficially owned does not exceed one percent.
(1)	Reflects shares issuable upon exercise of vested options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.
(2)	Reflects shares issuable upon exercise of vested options granted by the Company under the 2003 Global Crossing Limited Stock Incentive Plan.

Certain Beneficial Owners

The following table sets forth, as of April 14, 2008, certain information regarding the beneficial ownership of the Company’s common shares by each person or entity who is known by us to beneficially own 5% or more of our common shares. As of April 14, 2008, 55,467,584 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are convertible into common shares on a one-for-one basis (subject to adjustment). The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.

	Common Stock		Preferred Stock
	Shares	Percent of Class	Shares	Percent of Class
STT Shareholder Group(1)	29,356,431	52.9%	18,000,000	100%
Fidelity Management and Research(2)	7,961,650	14.4%	—	—
Iridian Asset Management(3)	5,277,643	9.5%	—	—

(1)	Based on information provided in Amendment No. 13 to Schedule 13D filed by such shareholders on August 29, 2007 and on Form 4s filed by such shareholders on August 29, 2007 and January 22, 2008. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 10 Frere Felix de Valois Street, Port Louis, Mauritius. As of April 14, 2008, STT Crossing owned 29,356,431 common shares and 18,000,000 Senior Preferred Shares. Temasek, through its ultimate ownership of STT Crossing, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares. In addition to the share amounts detailed herein, Temasek may be deemed to beneficially own 13,730 additional common shares, which are owned beneficially and of record by Temasek’s wholly owned subsidiary, Fullerton (Private) Limited.

(2)	Based on information provided in Amendment No. 2 to Schedule 13G filed on behalf of such shareholders on February 14, 2008 by FMR LLC, a parent holding company, with a business address at 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,961,650 shares or 14.4% of the Common Stock outstanding of Global Crossing as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 4,200,000 shares or 7.6% of the Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,961,650 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees.

(3)

Based on information provided in Amendment No. 1 to Schedule 13G filed by such shareholders on February 4, 2008. Iridian Asset Management LLC (“Iridian”) has direct beneficial ownership of 5,277,643 shares of Common Stock or 9.5% of the outstanding shares in the accounts for which it serves as investment adviser under its investment management agreements. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland (US) Holdings, Inc. (“BancIreland”), as the sole shareholder of BIAM (US) Inc., may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM (US) Inc. BIAM Holdings (“Holdings”), as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. The Governor and Company of the Bank of Ireland (the “Bank of Ireland”), as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Holdings. The business address of Iridian is 276 Post Road West, Westport, Connecticut 06880-4704. The business address of the Bank of Ireland and Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland. The business address of BancIreland and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, New Hampshire 03110.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our records, during 2007, no officer, director or 10% or greater shareholder of the Company failed to properly report any purchase or sale of the Company’s common shares, except as noted below:

•	A Form 3/A was filed by Mr. Barua on March 11, 2008 to report an overstatement of 390 shares in the original Form 3 filed by Mr. Barua on February 8, 2007.

•	A Form 3/A was filed by Mr. Breauninger on March 11, 2008 to report an overstatement of 4,302 shares in the original Form 3 filed by Mr. Breauninger on February 8, 2007.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

All proposals of shareholders who wish to bring business before our 2009 Annual General Meeting of Shareholders must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not later than December 30, 2008, for inclusion in our proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, as described above, the STT Shareholder Group has the right to appoint eight of the ten members of our Board of Directors. These designation rights will in general control the nomination process for such designated members until the STT Shareholder Group’s share ownership percentage in the Company changes. However, with respect to the two Board seats not currently controlled by ST Telemedia’s designation rights, as well as any other Board seats that may cease to be governed by ST Telemedia’s designation rights in the future, the Board will consider Director candidates nominated by shareholders. Pursuant to Section 87(e) of our bye-laws, the shareholders are entitled to elect directors to any Board seats that have ceased being subject to ST Telemedia’s designation rights at the next meeting of shareholders. For a shareholder to nominate a Director for election at the 2008 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary as soon as practicable and in any event at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of shares of our capital stock which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of Directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the rules and regulations of the Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a Director if so elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual Directors or any group or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or group or committee of Directors by either name or title. All such correspondence should be sent “c/o Secretary” at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. However, product complaints, inquiries or suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of this Proxy Statement and the Annual Report to multiple shareholders who share an address unless that nominee or Global Crossing has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov. You may also visit us at www.globalcrossing.com.

April 29, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on June 24, 2008.

Vote by Internet

•    Log on to the Internet and go to www.envisionreports.com/GLBX

•    Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect two members of the Board of Directors:

	For	Withhold		For	Withhold
01 - Charles Macaluso	☐	☐	02 - Michael Rescoe	☐	☐

		For	Against	Abstain

2.	To appoint Ernst & Young LLP as the independent registered public accounting firm of Global Crossing for the year ending December 31, 2008 and to authorize the Audit Committee to determine their remuneration.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Global Crossing Limited

Proxy for Annual General Meeting of Shareholders

June 24, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the annual general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on June 24, 2008, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposals referred to in Items 1 and 2 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposals referred to in Items 1 and 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be voted on reverse side